UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

FIRST FINANCIAL CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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FIRST FINANCIAL CORPORATION

One First Financial Plaza

P.O. Box 540

Terre Haute, Indiana 47808

March 14, 2012

Dear Shareholders:

Our 2012 Annual Meeting of Shareholders will be held on Wednesday, April 18, 2012 at 11:00 a.m., local time, at One First Financial Plaza, Terre Haute, Indiana. We have enclosed a copy of our 2011 Annual Report on Form10-K for your review.

We hope you can attend the meeting. If you are unable to attend, you are urged to sign, date, and return the enclosed proxy in the envelope provided so there may be proper representation at the meeting.

This Notice of Annual Meeting of Shareholders and the Proxy Statement are first being mailed to shareholders on or about March 14, 2012.

Sincerely,

Donald E. Smith

Chairman of the Board and President

FIRST FINANCIAL CORPORATION

ONE FIRST FINANCIAL PLAZA

P.O. BOX 540

TERRE HAUTE, INDIANA 47808

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 18, 2012

To our Shareholders:

Notice is hereby given that, pursuant to the call of its Board of Directors, an Annual Meeting of Shareholders of First Financial Corporation (“Corporation”) will be held on Wednesday, April 18, 2012 at 11:00 a.m., local time, at One First Financial Plaza, Terre Haute, Indiana.

The purposes of the meeting are:

(1)

To elect Thomas T. Dinkel, Norman L. Lowery and William J. Voges to the Board of Directors of the Corporation for a three (3) year term expiring at the 2015 annual meeting of shareholders and until their successors are duly elected and qualified;

(2)	To ratify the appointment of Crowe Horwath LLP as the independent registered public accounting firm of the Corporation for the fiscal year ending December 31, 2012;

(3)	To conduct a non-binding advisory vote to approve the compensation of our named executive officers as described in the Proxy Statement; and

(4)	To transact such other business as may properly be presented at the meeting.

Only shareholders of record at the close of business on March 5, 2012 will be entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

Donald E. Smith

Chairman of the Board and President

March 14, 2012

IMPORTANT—PLEASE MAIL YOUR PROXY PROMPTLY

IN ORDER THAT THERE MAY BE PROPER REPRESENTATION AT

THE MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND

RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Important Notice Regarding the Availability of Proxy Materials for the Annual

Shareholders Meeting to be Held on April 18, 2012. This Proxy Statement and

our 2011 Annual Report on Form 10-K are available at:

http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=100502&GKP=203209

PROXY STATEMENT OF

FIRST FINANCIAL CORPORATION

ONE FIRST FINANCIAL PLAZA

P.O. BOX 540

TERRE HAUTE, INDIANA 47808

(812) 238-6000

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of First Financial Corporation (the “Corporation,” “we,” “us” or “our”) and contains information related to the Annual Meeting of Shareholders of the Corporation to be held on Wednesday, April 18, 2012, beginning at 11:00 a.m., local time, at One First Financial Plaza, Terre Haute, Indiana, and at any postponements or adjournments of the meeting. This Proxy Statement and accompanying form of proxy were first mailed to shareholders on or about March 14, 2012.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q: Why am I receiving this Proxy Statement?

You are receiving this Proxy Statement because you owned shares of First Financial Corporation common stock on the close of business on March 5, 2012, which is the date that the Board of Directors has fixed as the record date for determining shareholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement of the meeting. Each shareholder is entitled to one vote for each share of common stock held on the record date. This Proxy Statement describes the matters on which we would like you to vote and provides information so that you can make an informed decision.

Q: What is the purpose of the annual meeting?

Shareholders will vote on the following three (3) proposals at the annual meeting:

1.	The election of Thomas T. Dinkel, Norman L. Lowery and William J. Voges to the Board of Directors of the Corporation for a three (3) year term expiring at the 2015 annual meeting of shareholders and until their successors are duly elected and qualified. (See Proposal 1 beginning on page 4 for more information.)

2.	The ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm of the Corporation for the fiscal year ending December 31, 2012. (See Proposal 2 beginning on page 5 for more information.)

3.	A non-binding advisory vote to approve the compensation of our named executive officers as described in this Proxy Statement. (See Proposal 3 beginning on page 5 for more information.)

In addition, the Corporation’s management will report at the meeting on the performance of the Corporation during the fiscal year ended December 31, 2011, and respond to questions from shareholders.

Q: What are the Board’s recommendations?

The Board of Directors recommends that you vote your shares as follows:

1.	FOR the election of Thomas T. Dinkel, Norman L. Lowery and William J. Voges to the Board of Directors of the Corporation for a three (3) year term expiring at the 2015 annual meeting of shareholders and until their successors are duly elected and qualified.

2.	FOR the ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm of the Corporation for the fiscal year ending December 31, 2012.

3.	FOR the approval, on an advisory basis, of the compensation of our named executive officers.

The shares represented by a properly executed and returned proxy card will be voted according to the instructions that you provide. If no instructions are provided on a signed proxy card, the persons named as proxies on your proxy card will vote in accordance with the above recommendations of the Board of Directors.

Q: What if other matters come up during the meeting?

If any matters other than those referred to in the Notice of Annual Meeting of Shareholders properly come before the meeting, the individuals named in the accompanying proxy card will vote the proxies held by them as recommended by the Board of Directors or, if no recommendation is given, in accordance with their best judgment. The Corporation is not aware of any business other than the items referred to in the Notice of Annual Meeting of Shareholders that may be considered at the meeting.

If for any reason any of the director nominees becomes unable or is unwilling to serve at the time of the meeting (an event which the Board of Directors does not anticipate), the persons named as proxies in the accompanying proxy card will have discretionary authority to vote for a substitute nominee or nominees named by the Governance and Nominating Committee if the Board of Directors elects to fill such nominee’s position.

Q: Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Admission to the meeting will be on a first-come, first-admitted basis.

Q: What constitutes a quorum?

A majority of the outstanding shares of common stock, represented in person or by proxy, constitutes a quorum for the annual meeting. As of the record date, 13,237,523 shares of common stock of the Corporation were outstanding. Proxies received but marked as abstentions and “broker non-votes” (as described below) will be included in the calculation of the number of shares considered to be present at the meeting for purposes of establishing a quorum.

Q: How do I vote?

If you complete, date and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. Shareholders who hold their shares in “street name” and who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

If you are a participant in the First Financial Corporation Employee Stock Ownership Plan (the “ESOP”), you will receive a voting instruction card to use to provide voting instructions to First Financial Bank, N.A. (the trustee of the ESOP), for the shares allocated to your account under the ESOP. Your voting instruction to the trustee should be completed, dated, signed and returned in the envelope provided by April 9th. Please do not return your voting instructions to the Corporation. Your voting instructions will be kept confidential by the ESOP trustee and will not be disclosed to any of our directors, officers or employees. In order to maintain confidentiality, your voting instruction will be received by Broadridge Financial Solutions, Inc., who will tabulate the voting instruction results and provide them to the ESOP trustee on an aggregate basis. Unless the terms of the ESOP or the fiduciary duties of the ESOP trustee require otherwise, the ESOP trustee will vote your ESOP shares in accordance with your instructions. If you do not return your voting instruction card in a timely manner or if you return the voting instruction card unsigned or without indicating how you desire to vote the shares allocated to your ESOP account, the Compensation and Employee Benefits Committee will direct the ESOP trustee to vote the shares allocated to your account in the same proportion and in the same manner as the shares with respect to which timely and proper instructions by participants were received. The Compensation and Employee Benefits Committee consists of Anton H. George, Ronald K. Rich, and William J. Voges. The Compensation and Employee Benefits Committee is appointed by the Board of Directors and may be changed by the Board at any time.

Q: Can I vote by telephone or electronically?

If you are a registered shareholder (that is, your shares are registered with the Corporation directly in your name), you may only vote in person or by written proxy.

If your shares are held in “street name” through a broker or other nominee, please check your voting instruction form or contact your broker or nominee to determine whether you will be able to provide voting instructions by telephone or electronically through the Internet.

Q: Can I change my vote after I return my proxy card?

Yes. You may revoke your proxy or change your voting instructions at any time prior to the vote at the annual meeting by:

•	providing written notice to the Secretary of the Corporation;

•	delivering a valid, later-dated proxy; or

•	attending the annual meeting and voting in person.

Please note that your attendance at the annual meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request.

Q: What vote is required to approve each proposal?

Directors will be elected by a plurality of the votes cast at the meeting. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether a quorum is present.

The following proposals will be approved if the votes cast for the proposal exceed those cast against the proposal: (i) the ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2012; and (ii) the non-binding advisory approval of our named executive officer’s compensation. Abstentions will not be counted as votes cast either for or against these proposals.

If you own your shares through a broker and you do not provide your broker with specific voting instructions, your broker may vote your shares at its discretion on certain routine matters, but not on non-routine matters.

The ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm for the Corporation is considered a routine matter as to which your broker will be permitted to vote your shares. However, the other proposals are considered non-routine matters as to which your broker may not be able to vote your shares absent your instructions. We refer to this as a “broker non-vote.” Shares that are the subject of a broker non-vote will be counted as present for purposes of determining a quorum but are not counted as votes cast on any matter to which they relate. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

Q: Who pays to prepare, mail and solicit the proxies?

The Corporation pays all costs of preparing, mailing and soliciting proxies. The Corporation asks brokers, banks, voting trustees and other nominees and fiduciaries to forward proxy materials to the beneficial owners and to obtain authority to execute proxies. The Corporation will reimburse the brokers, banks, voting trustees and other nominees and fiduciaries upon request. In addition, proxies may be solicited by mail, in person or by telephone by certain of the Corporation’s officers, directors and employees who will not be separately compensated for such activity.

Q: Whom should I call with other questions?

If you have additional questions about this Proxy Statement or the annual meeting or would like additional copies of this document or our 2011 Annual Report on Form 10-K, please contact: Rodger A. McHargue, Secretary, First Financial Corporation, One First Financial Plaza, P.O. Box 540, Terre Haute, Indiana 47808, (812) 238-6000.

SUMMARY OF RECOMMENDATIONS

This summary highlights certain information with respect to matters to be acted upon at the 2012 Annual Meeting of Shareholders of First Financial Corporation and should be read in conjunction with the more detailed information concerning the respective proposals contained elsewhere in this Proxy Statement. We urge you to read this entire document carefully before casting your vote.

Matters To Be Voted Upon

Proposal 1: Election of Directors

The Board, acting through the Governance and Nominating Committee, seeks a Board that, as a whole, possesses the experience, skills, background and qualifications to effectively lead the Corporation. Each of the director nominees named in this Proxy Statement has an established record of significant accomplishments in business and areas relevant to our strategies.

Three directors will be elected at the annual meeting to serve a term that expires at the 2015 annual meeting of shareholders and until their successors are duly elected and qualified. The nominees for election in 2012 to serve a term which expires at the 2015 annual meeting are Thomas T. Dinkel, Norman L. Lowery and William J. Voges. Each of these directors currently serves on our Board of Directors. Election of directors is discussed in more detail beginning on page 6 of this Proxy Statement. Information related to the director nominees is discussed beginning on page 7, including the particular experience, qualifications and attributes that led the Governance and Nominating Committee and the Board to conclude that these persons should serve as directors.

The Board of Directors unanimously recommends a vote “FOR” the election of each of the above director nominees.

Proposal 2: Ratification of Appointment of Crowe Horwath LLP as the Corporation’s Independent Registered Public Accounting Firm

Crowe Horwath LLP has been appointed by the Audit Committee as our independent registered public accounting firm for fiscal year 2012. Crowe Horwath LLP has been our independent registered public accounting firm since fiscal year 1999.

We are asking our shareholders to ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm as a matter of good corporate governance even though ratification is not required by our by-laws, governing documents or otherwise.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Crowe Horwath LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

Proposal 3: Non-binding Advisory Vote to Approve the Compensation Paid to Named Executive Officers

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement which begins on page 18, we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our executive compensation programs are designed to attract and retain talented executives who are critical to our success, to be competitive with the market, to reward for performance and to align the interests of shareholders and executives over both the short and long-term time horizons while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

In 2010, the Compensation and Employee Benefits Committee of the Board of Directors (the “Committee”) retained Grant Thornton LLP for assistance in developing the 2011 Short-Term Incentive Compensation Plan (the “2011 STIP”) and the 2011 Omnibus Equity Incentive Plan (the “2011 EIP”) which are each described in detail in the “Compensation Discussion and Analysis” section beginning on page 18 of this Proxy Statement. As described in the “Compensation Discussion and Analysis” section, the 2011 STIP and the 2011 EIP include cash and equity incentives provided various performance measures are met. In 2011, the Committee granted short-term cash incentive awards to our named executive officers under the 2011 STIP based on the achievement of certain corporate performance measures in 2011. In 2011, the Committee also established performance criteria for purposes of determining awards of restricted common stock to be granted to our named executive officers in 2012 based on the achievement of certain corporate performance measures in 2011. Awards of restricted stock provide for a three-year graded vesting schedule. Both the 2011 STIP and 2011 EIP include claw-back provisions in the event of a restatement of our financial statements.

As discussed in the “Compensation Discussion and Analysis” section beginning on page 18 of this proxy statement, the Committee utilizes various elements of compensation to align the compensation interests of named executive officers with those of our shareholders. Corporation Performance, Bank performance, individual performance and goal attainment are but a few of the measurements reviewed by the Committee.

We are asking our shareholders to vote on an advisory basis to approve the compensation of our named executive officers as described in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

Accordingly, we ask our shareholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the Corporation’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Corporation’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”

The Say-on-Pay vote is advisory, and therefore not binding on the Corporation, the Committee or our Board of Directors. Our Board of Directors and our Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors unanimously recommends a vote “FOR” the approval of the resolution relating to the compensation of our named executive officers.

PROPOSAL 1: ELECTION OF DIRECTORS

Proposal

The Board of Directors is currently comprised of eleven (11) members. The Corporation’s Articles of Incorporation divide the Board of Directors into three classes, as nearly equal in size as possible, with one class of directors elected each year for a term extending to the third succeeding annual meeting after such election. The Board believes that this Board structure provides important benefits to the Corporation and our shareholders. Primarily, this structure is designed to maintain continuity and stability and to prevent sudden disruptive changes to the Board’s composition. This ensures we have directors serving on the Board who have substantial knowledge of the Corporation which the Board believes facilitates long-term value for our shareholders.

The nominees for election as director are nominated to serve for terms expiring at the 2015 annual meeting of shareholders and until their successors are duly elected and qualified. Each nominee is a current director of the Corporation. The following information is provided concerning each nominee and each incumbent director continuing in office.

Names and Ages of Nominees for terms to expire in 2015:

Thomas T. Dinkel, Age 61	Director since 1989
President of Sycamore Engineering, Inc.

Norman L. Lowery, Age 65	Director since 1989
Vice Chairman of the Board, Chief Executive Officer
of the Corporation, and President and Chief Executive
Officer of First Financial Bank, N.A.

William J. Voges, Age 57	Director since 2008
President of The Root Co.

The Board of Directors unanimously recommends a vote “FOR” the election of each of the above director nominees.

Names and Ages of Incumbent Members of the Board of Directors whose terms expire in 2013:

W. Curtis Brighton, Age 58	Director since 2004
President of Templeton Coal Company, Inc.

William R. Krieble, Age 64	Director since 2009
Retired Program Director of the Division of Disability
and Rehabilitative Services of the State of Indiana

Ronald K. Rich, Age 73	Director since 2005
Northwestern Mutual Financial Network

Donald E. Smith Age 85	Director since 1983*
Chairman of the Board and President of the Corporation

Names and Ages of Incumbent Members of the Board of Directors whose terms expire in 2014:

B. Guille Cox, Jr., Age 66	Director since 1983*
Attorney with Cox Zwerner Gambill & Sullivan

Anton H. George, Age 52	Director since 1989
President of Vision Investments, LLC and Vision
Enterprises Global, LLC

Gregory L. Gibson, Age 49	Director since 1994
President of ReTec, Inc.

Virginia L. Smith, Age 63	Director since 1987
President of Princeton Mining Company, Inc.

*	First Financial Corporation was formed in 1983.

Directors’ Biographies and Qualifications

Together the members of the Board of Directors provide the Corporation with demonstrated senior leadership and management experience. The directors bring broad and varied skills and knowledge from retail and wholesale businesses, legal, financial and government. The following provides biographical information for the nominees and directors.

Donald E. Smith has served on the Board of First Financial Corporation since 1983 and currently serves as Chairman of the Board and President of the Corporation. He also served as the President and Chief Executive Officer of First Financial Bank for 23 years. Mr. Smith is a member of the Corporation’s Acquisition and Executive Committees. He also is the chairman of the board of Princeton Mining Company, Inc., Deep Vein Coal Company Inc., R.J. Oil Company Inc., and Lynch Coal Operators Reciprocal Association. Mr. Smith is a past member of the boards of trustees of Indiana State University and Rose Hulman Institute of Technology.

Mr. Smith’s long career with the Bank and the Corporation provide the Board and management an unparalleled history of the Corporation. As a lifelong resident of the Wabash Valley, he has extensive knowledge of the markets in which we operate as well as the surrounding area. Additionally, his service on other boards of directors over the years provides an important perspective on corporate governance.

W. Curtis Brighton joined the Board in 2004 and is a current member of the Corporation’s Enterprise Risk Management, Loan Review, and Loan Policy and Procedures Committees as well as the Bank’s Loan Committee. Mr. Brighton is the president of Templeton Coal Company, Inc. Prior to this, Mr. Brighton held the positions of president and general counsel for Hulman and Company. Mr. Brighton has been the general manager of Lynch Coal Operators Reciprocal Association since 1985 and was a private practice attorney for 12 years. He serves on the boards of Templeton Coal Company, Inc., Deep Vein Coal Company, Inc., Princeton Mining Company, Inc., R.J. Oil Company, Inc., Union Hospital, Inc. and Lynch Coal Operators Reciprocal Association. Mr. Brighton earned a B.S. degree in Business Administration from Indiana State University and a Doctor of Jurisprudence degree from Drake University.

Mr. Brighton’s history as a private practice attorney provides the Board with an enhanced legal and regulatory perspective.

B. Guille Cox, Jr. has served on the Board of First Financial Corporation since 1983 and is the Chairman of the Bank’s Trust Committee. He also serves on the Bank’s Investment and Loan Committees as well as the Corporation’s Governance and Nominating Committees. Mr. Cox has been a Senior Partner in the Law Firm Cox, Zwerner, Gambill & Sullivan since 1980. He also serves on the boards of Hendrich Title Company and Katzenbach Inc. As a Rose Hulman Institute of Technology board member, Mr. Cox serves on the executive and investment committees. Mr. Cox received a B.S. degree in Physics from MIT and a Doctor of Jurisprudence degree from Harvard Law School.

Having served on the Board of the Corporation since inception, Mr. Cox also provides a historical perspective of both the Corporation and the industry for our Board. His legal practice provides the Board with counsel on legal issues as well as issues in our markets.

Thomas Dinkel joined the Board in 1989 and serves on the Corporation’s Audit and Loan Review Committees. He also serves on the Bank’s Community Reinvestment Act, Investment Services and Loan Committees. Mr. Dinkel has been the president and chief executive officer of Sycamore Engineering, Inc, Dinkel Associates, Sycamore Building Corporation and Dinkel Telekom since 1986 and has held various positions at Sycamore Engineering since 1966. Mr. Dinkel serves on the board of Rose Hulman Institute of Technology and is chairman of the business administration and compensation committees. Additionally, he serves on the facilities, investment management, president evaluation, executive and student affairs committees of the board of Rose Hulman. He earned his B.S. degree from Rose Hulman Institute of Technology.

As a business owner and an entrepreneur, Mr. Dinkel provides an understanding of small business which makes up much of our lending base. His vast experience as a contractor also provides us with key insight in our expansion efforts.

Anton H. George joined the Board in 1989 and is Chairman of the Corporation’s Audit and Compensation and Employee Benefits Committees. He also serves on the Bank’s Loan Committee. Mr. George is the president of Vision Investments, LLC and Vision Enterprises Global, LLC. Mr. George is the past president and chief executive officer of the Indianapolis Motor Speedway and Hulman and Company. He also is a current director of Vectren Corporation. Mr. George earned a B.S. degree in Business Administration from Indiana State University.

Mr. George’s experience on various boards of directors provides valuable advice on governance issues. As an established Midwest entrepreneur, Mr. George has significant knowledge of the markets in which we operate.

Gregory L. Gibson joined the Board in 1994 and serves on the Corporation’s Loan Review Committee as well as the Bank’s Loan Committee. Mr. Gibson is the president of ReTec, Inc. and serves on the boards of Rose Hulman Institute of Technology and Saint Mary-of-the-Woods College. Mr. Gibson has also served on the Indiana Judicial Commission and is currently serving on the Indiana Port Commission as well as the board of directors for the Methodist Health Foundation in Indianapolis. He holds a B.S. degree from Rose Hulman Institute of Technology.

As a businessman and entrepreneur, Mr. Gibson has a variety of business interests. This provides the Board with invaluable knowledge into these segments of our clients and the markets. As a developer, Mr. Gibson provides counsel for market expansion. His service on our Boards also provides valuable political and governance perspectives.

William R. Krieble joined the Board in 2009 and serves on the Bank’s Loan and Community Reinvestment Act Committees. Mr. Krieble also serves on the Corporation’s Enterprise Risk Management and Affirmative Action Committees. Mr. Krieble retired after 41 years of service to the State of Indiana where he most recently served as the program director for the Division of Disability and Rehabilitative Services of the State of Indiana. He received his B.S. and M.S. degrees from Indiana State University.

Mr. Krieble’s long service to the State of Indiana provides the Board with valuable political and governmental perspectives.

Norman L. Lowery joined the Board in 1989. He serves on the Corporation’s Acquisition, Affirmative Action, Disaster Recovery, Disclosure, Executive, Enterprise Risk Management, Loan Policy and Procedures, Loan Review and Strategic Planning Committees. Mr. Lowery also serves on the Bank’s Asset Liability and Community Reinvestment Act Committees. Mr. Lowery is the Vice Chairman and Chief Executive Officer of First Financial Corporation, serving since 1996 and 2004 respectively. He is also the President and Chief Executive Officer of First Financial Bank, serving since 1996. Prior to joining First Financial Corporation, Mr. Lowery was a partner in the law firm of Wright, Shagley and Lowery where he practiced for 19 years. Mr. Lowery is a member of the boards of Lynch Coal Operators Reciprocal Association, Indiana State University, the Regional Board of Ivy Tech Community College, the Terre Haute Economic Development Corp. and the Terre Haute Chamber of Commerce. He received a B.S. degree in Political Science from Indiana State University and a Doctor of Jurisprudence degree from Indiana University.

As Chief Executive Officer, Mr. Lowery is intimately familiar with First Financial Corporation, its customers and its employees and provides the Board with valuable leadership, particularly through his keen insight into the industry and the markets we serve. His legal background also provides a critical element with respect to governance and regulatory issues affecting the Corporation and the Bank. Mr. Lowery also provides valuable counsel to the Board with respect to our strategic initiatives.

Ronald K. Rich joined the Board in 2005 and serves as the Chairman of the Governance and Nominating Committee. He is a member of the Corporation’s Compensation and Employee Benefits, Enterprise Risk Management and Audit Committees. Mr. Rich also is a member of the Bank’s Loan Committee. Mr. Rich has been a financial representative for Northwestern Mutual Financial Network since 1963. He holds CLU and CHFC designations from American College.

Mr. Rich’s long service in the financial and insurance industries brings specific knowledge into matters affecting the Corporation’s insurance subsidiary and its insurance matters. Mr. Rich also possesses valuable insight regarding our markets and our various client bases.

Virginia L. Smith joined the Board in 1987 and serves on the Corporation’s Loan Review, Loan Policy and Procedures, Affirmative Action, and Executive Committees as well as the Bank’s Loan Committee. Ms. Smith has been the president of Princeton Mining Company, Inc. since 1990. She also serves on the boards of Deep Vein Coal Company Inc., Princeton Mining Company Inc., R.J. Oil Company Inc. and Saint Mary-of-the-Woods College. Ms. Smith received a B.S. degree in Education from Indiana State University and a B.S. in Business Administration from Saint Mary-of-the-Woods College.

Ms. Smith’s service as president of a local retail company provides the Board with valuable insight regarding our market area. Also, as a female business leader, she provides important perspectives on women-owned businesses.

William J. Voges joined the Board in 2008 and serves on the Corporation’s Compensation and Employee Benefits, Governance and Nominating Committees as well as the Bank’s Loan Committee. Mr. Voges has served as chief executive officer and chairman of the Root Company since 1996 and as general counsel since 1990. Prior to joining the Root Company, he was a partner in the Fink, Loucks, Sweet, and Voges law firm for 9 years. Mr. Voges also serves as chairman of the board for Consolidated-Tomoka Land Company (a public company listed on the NYSE-AMEX under the symbol CTO), where he has prior service on the audit, executive and corporate governance committees. He also has prior experience on the boards of several financial institutions. Mr. Voges received his B.S. in Business Administration from Stetson University and his Doctor of Jurisprudence degree from Stetson College of Law.

Mr. Voges’ past service on the boards of financial institutions provides additional perspectives of the issues facing our Board. His legal background, coupled with his past experience, provides tremendous value on legal, governance and regulatory matters. Mr. Voges also complements the Board with his keen strategic insight.

BOARD COMMITTEES AND MEETINGS

During the year ended December 31, 2011, the Board of Directors of the Corporation met 19 times. Each director attended more than 75% of the aggregate of (i) all meetings of the Board held while he or she was a director and (ii) all meetings of committees on which he or she served during the period that he or she served on the committee. Although the Corporation has no formal policy on director attendance at annual meetings of shareholders, they are encouraged to attend such meetings. Ten directors attended the 2011 Annual Meeting of Shareholders.

Committees

The Board of Directors has established a number of committees which facilitate the administration and oversight of the Corporation. Among these committees are the Governance and Nominating, Audit and Compensation and Employee Benefits Committees.

Governance and Nominating Committee. Members consist of B. Guille Cox, Jr., Ronald K. Rich (Chairman) and William J. Voges. The Board of Directors has determined that Messrs. Cox, Rich and Voges are independent under the rules of the NASDAQ Global Select Market. The Governance and Nominating Committee met two times during 2011. As specified in its charter, the primary objectives of the Governance and Nominating Committee are to assist the Board of Directors by (i) developing and recommending corporate governance policies and guidelines for the Corporation and (ii) identifying and nominating persons for election to the Board of Directors and appointment to the committees of the Board. A copy of the Governance and Nominating Committee Charter is available on the Corporation’s web site at www.first-online.com on the “Investor Relations” page under the link “Governance Documents.”

The Governance and Nominating Committee identifies director nominees through a combination of referrals, including referrals from management, existing Board members and shareholders. Other than the director qualifications and independence standards established in our Corporate Governance Guidelines, the Governance and Nominating Committee currently does not maintain any formal criteria for selecting directors and may take into consideration such factors and criteria as it deems appropriate. However, in reviewing qualifications for prospective nominees to the Board, the Governance and Nominating Committee generally will take into consideration, among other matters, a candidate’s experiences, skills, expertise, diversity, personal and professional integrity, character, business judgment, time available to serve, dedication, conflicts of interest and ability to oversee the Corporation’s business and affairs. The Governance and Nominating Committee does not evaluate nominees proposed by shareholders any differently than other nominees to the Board.

Audit Committee. Members consist of Anton H. George (Chairman), Thomas T. Dinkel and Ronald K. Rich. The Board of Directors has determined that Messrs. George, Dinkel and Rich are independent under Securities and Exchange Commission (“SEC”) Rule 10A-3 and the rules of the NASDAQ Global Select Market. The Audit Committee met four times during 2011. As specified in its charter, the Audit Committee’s primary objectives are to assist the Board of Directors in its oversight of (i) the integrity of our financial statements, (ii) the qualifications and independence of our independent registered public accounting firm, (iii) the performance of our internal audit function and independent registered public accountants, (iv) our compliance with certain applicable legal and regulatory requirements, and (v) our system of disclosure controls and system of internal controls regarding finance, accounting and legal compliance. In addition, among other responsibilities, the Audit Committee reviews the Corporation’s accounting functions, the adequacy and effectiveness of the internal controls and internal auditing methods and procedures. A copy of the Audit Committee charter is available on the Corporation’s website at www.first-online.com on the “Investor Relations” page under the link “Governance Documents.”

The Board of Directors has determined that each member of the Audit Committee is financially sophisticated under the applicable NASDAQ rules. The Board of Directors selected the members of the Audit Committee based on the Board’s determination that they are fully qualified to monitor the performance of management, the public disclosures by the Corporation of its financial condition and performance, our internal accounting operations and our independent registered public accountants. In addition, the Audit Committee has the ability on its own to retain independent accountants or other advisors whenever it deems appropriate.

The Board of Directors has determined that the Corporation currently does not have a director who qualifies as a “financial expert” under federal securities laws. To be considered a “financial expert,” an individual’s past experience generally must include experience in the preparation or audit of comparable public company financial statements, or the supervision of someone in the preparation or audit of comparable public company financial statements. While it might be possible to recruit a person who meets these qualifications of a “financial expert,” the Board has determined that in order to fulfill all the functions of our Board and our Audit Committee, each member of our Board and our Audit Committee, including any “financial expert,” should ideally understand community banking and understand the markets in which the Corporation operates, and that it is not in the best interests of our Corporation to nominate as a director someone who does not have all the experience, attributes and qualifications we seek.

Compensation and Employee Benefits Committee. Members consist of Anton H. George (Chairman), Ronald K. Rich and William J. Voges. The Board of Directors has determined that Messrs. George, Rich and Voges are independent under the rules of the NASDAQ Global Select Market. The Compensation and Employee Benefits Committee met three times in 2011. As specified in its charter, the primary objective of the Compensation and Employee Benefits Committee is to approve the compensation of our named executive officers and senior management. In addition, among other responsibilities, the Compensation and Employee Benefits Committee administers the compensation plans of the Corporation. A copy of the charter of the Compensation and Employee Benefits Committee is available on the Corporation’s website at www.first-online.com on the “Investor Relations” page under the link “Governance Documents.”

Compensation of Directors

The goal of our director compensation package is to attract and retain qualified candidates to serve on the Board of Directors. In setting compensation, the Board considers compensation levels of directors of other financial institutions of similar size. Each director of the Corporation is also a director of First Financial Bank, N.A. (the “Bank”), the lead subsidiary bank of the Corporation. The non-employee directors receive director fees from both the Corporation and the Bank. During 2011, nonemployee directors received a $40,000.00 retainer from the Corporation and a $5,000.00 retainer from the Bank. During 2011, each non-employee director of the Corporation and the Bank received a fee of $750 for each board meeting attended for the Corporation and the Bank, respectively.

Non-employee directors also receive a fee for each meeting attended of the Audit Committee of $1,000, the Compensation and Employee Benefits Committee of $1,000, the Governance and Nominating Committee of $500 and the Loan Committee of the Bank of $300. No non-employee director served as a director of any other subsidiary of the Corporation.

2011 Director Compensation Table

The table below summarizes the compensation paid by the Corporation to each non-employee director for the fiscal year ended December 31, 2011.

	September 30,		September 30,	September 30,
Name	Fees Earned or Paid in Cash ($)		All Other Compensation	Total ($)
(a) (1)	(b) (2)		(c)	(d)

W. Curtis Brighton	75,300	(3)		75,300

B. Guille Cox	76,300			76,300

Thomas T. Dinkel	80,800			80,800

Anton H. George	81,400			81,400

Gregory L. Gibson	76,800			76,800

William R. Krieble	76,350	(3)		76,350

Ronald K. Rich	82,700			82,700

Virginia L. Smith	76,800			76,800

William J. Voges	81,800	(3)		81,800

(1)	Donald E. Smith, the Chairman of the Board and President of the Corporation, is not included in this table because he is an employee of the Corporation. Norman L. Lowery, the Vice Chairman of the Board and Chief Executive Officer of the Corporation, is also not included in this table because he is an employee of the Corporation. Neither Donald E. Smith nor Norman L. Lowery receives compensation for services on the Board of Directors of the Corporation or First Financial Bank. The compensation received by Mr. Smith and Mr. Lowery as employees of the Corporation is shown in the Summary Compensation Table on page 30.

(2)	Amounts reported represent fees earned for serving on the Board of Directors of the Corporation, the Board of Directors of the Bank, committees of the Board of Directors of the Corporation and committees of the Board of Directors of the Bank during 2011.

(3)	Members of the Board of Directors have the ability to defer a portion of their director fees under the First Financial Corporation 2005 Directors’ Deferred Compensation Plan. For a more detailed discussion of this plan, see the narrative immediately following these footnotes.

First Financial Corporation Directors’ Deferred Compensation Plan. Directors of the Corporation and the Bank may participate in the First Financial Corporation 2005 Directors’ Deferred Compensation Plan. Under this plan, a director may defer up to $6,000 of his or her director’s fees each year over a five-year period provided that the director timely submits a deferral election to the Corporation. The amount of deferred fees is used to purchase an insurance product, of which the Corporation is the beneficiary, that funds benefit payments. An amount equal to the face amount of the policy will be paid to the director in addition to an amount equal to the tax savings the Corporation will receive by obtaining the proceeds from the policy on a tax-free basis. Payment will be made to the director in 120 monthly installments beginning on the first day of the month after the earlier of the director’s 65th birthday or death. Each year from the initial date of deferral until payments begin, the Corporation accrues a non-cash expense which will equal, in the aggregate, the amount of the payments to be made to the director over the ten-year period. If a director fails for any reason, other than death, to serve as a director during the entire five-year period, or the director fails to attend at least 12 regular or special meetings of the Board each year, the amount of benefits paid will be prorated appropriately. For 2011, the allocated cost of the deferred directors’ fees was $144,115.

Director Stock Ownership Guidelines

The Board of Directors believes that directors more effectively represent the Corporation’s shareholders, whose interests they are charged with protecting, if they are shareholders themselves. Therefore, the Board has adopted director stock ownership guidelines applicable to all directors. All directors are required to own a number of shares of the Corporation’s common stock equal in value to three times their annual Corporation retainer for services as a director. Directors are expected to comply with the guidelines as soon as practicable and in no event later than five years after the date of their initial election or appointment as a director of the Corporation. In the case of individuals who were directors when the guidelines became effective, compliance is required within five years of the effective date. Additionally, directors may not dispose of shares of Corporation stock until they have satisfied the guidelines.

Compensation Committee Interlocks and Insider Participation

During 2011 and as of the date of this Proxy Statement, none of the members of the Compensation and Employee Benefits Committee was or is an officer or employee of the Corporation, and no executive officer of the Corporation served or serves on the compensation committee (or any other committee or board of directors performing a similar function) of any company that employed or employs any member of the Corporation’s Compensation and Employee Benefits Committee or Board of Directors.

Certain Relationships and Related Transactions

Certain family relationships exist among the directors and executive officers of the Corporation. Donald E. Smith (the Chairman of the Board and President of the Corporation) is the father of Virginia L. Smith (a director of the Corporation), and is the father-in-law of Norman L. Lowery (the Vice Chairman and Chief Executive Officer of the Corporation and the President and Chief Executive Officer of First Financial Bank) and the grandfather of Norman D. Lowery (the Chief Operating Officer of First Financial Bank N.A.). Norman D. Lowery is also the son of Norman L. Lowery. There are no arrangements or understandings between any of the directors and executive officers pursuant to which any of them have been selected for their respective positions.

The Audit Committee is responsible for approving any transactions between the Corporation or its subsidiaries and any related party, including loans or extensions of credit and any sale of assets or other financial transactions. Directors and executive officers of the Corporation and their associates were customers of, and have had transactions with, the Corporation and its subsidiary banks in the ordinary course of business during 2011. Comparable transactions may be expected to take place in the future. During 2011, various directors and executive officers of the Corporation and their respective associates were indebted to the subsidiary banks from time to time. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for similar transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features. Loans made to directors and executive officers are in compliance with federal banking regulations and thereby are exempt from the insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.

Related party transactions are evaluated on a case-by-case basis in accordance with the applicable provisions of the Articles of Incorporation and the Code of Business Conduct and Ethics of the Corporation.

The provisions of the Articles of Incorporation apply to contracts or transactions between the Corporation and (i) any director; or (ii) any corporation, unincorporated association, business trust, estate, partnership, trust, joint venture, individual or other legal entity in which any director has a material financial interest. The provisions of the Code of Business Conduct and Ethics apply to the directors, officers and employees of the Corporation.

The Articles of Incorporation provide that contracts or transactions between the Corporation and any of the persons described above are valid for all purposes, if the material facts of the contract or transactions and the director’s interest were disclosed or known to the Board of Directors, a committee of the Board of Directors with authority to act thereon, or the shareholders entitled to vote thereon, and the Board of Directors, such committee or such shareholders authorized, approved or ratified the contract or transaction.

The Code of Business Conduct and Ethics provides that directors, officers and employees of the Corporation must make business decisions for the Corporation free of conflicting influences. Such persons are expected to avoid situations that may lead to real or apparent material conflicts between such person’s self interest and their duties or responsibilities as a director, officer or employee of the Corporation.

The Senior Compliance Officer is responsible for annually reaffirming compliance with this Code of Business Conduct and Ethics by the directors, officers and employees of the Corporation.

During 2011, Platolene 500, Inc., an indirect subsidiary of Deep Vein Coal Company, Inc., received payments for providing fuel and services to First Financial Bank N.A. in the amount of approximately $185,826. Donald E. Smith (the Chairman of the Board and President of the Corporation), Virginia L. Smith (the daughter of Mr. Smith and a director of the Corporation), and Sarah J. Lowery, the daughter of Mr. Smith and wife of Norman L. Lowery (the Vice Chairman and Chief Executive Officer of the Corporation), own 35%, 10%, and 10% respectively in equity interest in Deep Vein Coal Company, Inc. and serve as the Chairman, Vice President and Chief Operating Officer and Vice President, respectively, of Platolene 500, Inc.

CORPORATE GOVERNANCE

General

The Corporation aspires to the highest ethical standards for its employees, officers and directors and remains committed to the interests of its shareholders. The Corporation believes it can achieve these objectives with a plan for corporate governance that clearly defines responsibilities, sets high standards of conduct and promotes compliance with the law. The Board of Directors has adopted policies and procedures designed to foster the appropriate level of corporate governance. Certain of these procedures are discussed below.

Consideration of Director Candidates

The Board of Directors seeks directors who represent a variety of backgrounds and experiences which will enhance the quality of the Board’s deliberations and decisions. When searching for new candidates, the Governance and Nominating Committee considers the evolving needs of the Board and searches for candidates who will fill any current or anticipated gaps. The Governance and Nominating Committee generally considers, among other matters, a candidate’s experiences, skills, expertise, diversity, personal and professional integrity, character, business judgment, time available to serve, dedication, conflicts of interest and ability to oversee the Corporation’s business and affairs. The Governance and Nominating Committee does not have a formal diversity policy; however, both the Board and the Governance and Nominating Committee believe it essential that Board members represent diverse experiences and viewpoints. The Governance and Nominating Committee considers the entirety of each candidate’s credentials. With respect to directors who are nominated for re-election, the Governance and Nominating Committee also considers such director’s previous contributions to the Board.

Board Leadership Structure and Lead Independent Director

Our Board of Directors regularly reviews and assesses the effectiveness of our leadership structure and will implement any changes as it deems appropriate. Our current leadership structure is comprised of an eleven-member Board of Directors, eight of which are independent under the requirements of the NASDAQ Global Select Market. Our Chairman of the Board also serves as our President, and our Chief Executive Officer is also a director. The Board has separated the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Corporation and the day-to-day leadership and performance of the Corporation, while the Chairman provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board. Because Mr. Smith, our Chairman, is also an employee of the Corporation and is therefore not considered independent under the NASDAQ Global Market Select rules, our Board of Directors has appointed the Chairman of our Governance and Nominating Committee, Ronald K. Rich, to serve as our lead independent director to preside at all meetings of the independent directors. As lead independent director, Mr. Rich acts as a liaison between the Board and the Chief Executive Officer. He also develops the agendas for the executive sessions. The independent directors met four times during 2011.

We believe that the separate responsibilities of, and coordination between, our Chairman, Chief Executive Officer and our lead independent director enhances our Board of Directors’ oversight of communications with our shareholders and is an effective leadership structure for our circumstances. Our Board of Directors also believes that the separately defined roles of the Chairman, Chief Executive Officer and lead independent director provide for effective corporate governance and enable the Chief Executive Officer to focus his time and energy on operating and managing the Corporation while leveraging the experiences and perspectives of the Chairman and Lead Independent Director.

We recognize that no single leadership model is right for all companies and at all times. Our Board recognizes that, depending on the circumstances, other leadership models might be appropriate at some point and our Board of Directors periodically reviews its leadership structure in this regard.

Risk Oversight

Our Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Corporation’s risks. The Board regularly reviews information regarding the Corporation’s financial results, operations and liquidity, as well as the risks associated with each. The Audit Committee oversees management of the Corporation’s financial risks, including the oversight of our internal audit function and potential conflicts of interest. The Compensation and Employee Benefits Committee is responsible for overseeing the management of risks relating to the Corporation’s executive compensation plans and arrangements. The Governance and Nominating Committee manages risks associated with the independence of the Board of Directors. The Enterprise Risk Management Committee advises and assists the Board in its oversight and management of enterprise risk. The Enterprise Risk Management Committee is comprised of Board members W. Curtis Brighton, William R. Krieble and Ronald K. Rich, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Chief Credit Officer, the heads of Compliance, Legal, Operations, Human Resources, Loan Review, Auditing, Information Technology and representatives from The Morris Plan Company of Terre Haute and Forrest Sherer Insurance. The Enterprise Risk Management Committee is responsible for, among other matters, coordinating risk management issues with other Board and management level committees as well as establishing and maintaining effective policies, procedures and practices for identifying, measuring and mitigating enterprise risk. The Enterprise Risk Management Committee receives regular reports from management and meets no less than quarterly to discuss matters relating to the management of the various components of enterprise risk, including credit, interest rate, liquidity, compliance, technology, transaction, reputation and strategic risks. While each committee is responsible for evaluating certain risks and overseeing the management of these risks, the entire Board of Directors is regularly informed about such risks through committee reports.

Director Independence

The Board of Directors has determined that a majority of the members of the Board, including Messrs. Cox, Krieble, Rich, George, Dinkel, Voges, Brighton and Gibson, are independent, as independence is defined under revised listing standards of the NASDAQ Global Select Market applicable to the Corporation.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines containing general principles regarding the functions of the Board of Directors and its committees. The Governance and Nominating Committee periodically reviews the Corporate Governance Guidelines and will recommend changes to the Board as it deems appropriate. A copy of the Corporate Governance Guidelines is available on the Corporation’s web site at www.first-online.com on the “investor Relations” page under the link “Governance Documents”.

Code of Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of the Corporation’s directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer and controller. The Corporation intends to disclose any amendments to the Code of Ethics by posting such amendments on its website. In addition, any waivers of the Code of Ethics for directors or executive officers of the Corporation will be disclosed in a report on Form 8-K filed with the Securities and Exchange Commission. A copy of the Code of Ethics is available on the Corporation’s web site at www.first-online.com on the “investor Relations” page under the link “Governance Documents”.

Communications with Independent Directors

Any shareholder who desires to contact the Chairman of the Board of Directors, the Lead Independent Director or the other members of the Board of Directors, or who desires to make a recommendation of a director candidate for consideration by the Governance and Nominating Committee, may do so electronically by sending an email to the following address: directors@ffc-in.com. Alternatively, a shareholder can contact the Chairman of the Board, Lead Independent Director, Chairman of the Governance and Nominating Committee or the other members of the Board by writing to: First Financial Corporation, One First Financial Plaza, P.O. Box 540, Terre Haute, Indiana 47808. The Governance and Nominating Committee will consider any candidate submitted by a shareholder in the manner described above. Communications received electronically or in writing are distributed to the Chairman of the Board, Lead Independent Director, Chairman of the Governance and Nominating Committee or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting controls and auditing matters are received, then they will be forwarded by the Secretary to the Chairman of the Audit Committee for review.

Governance Documents

For further information, including electronic versions of our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Audit Committee Charter, Compensation and Employee Benefits Committee Charter, and Governance and Nominating Committee Charter please contact the Secretary of the Corporation, Rodger A. McHargue, First Financial Corporation, One First Financial Plaza, P.O. Box 540, Terre Haute, Indiana 47808, (812) 238-6000, or visit our website at www.first-online.com on the “Investor Relations” page under the link “Governance Documents.”

EXECUTIVE COMPENSATION

Each of our executive officers serves a term of office of one year and until his successor is duly elected and qualified, except for Norman L. Lowery whose term of office will expire on December 1, 2014, unless his term is extended for an additional one-year period by the Compensation and Employee Benefits Committee or ends earlier as provided in his employment agreement with the Corporation and the Bank. Set forth below is certain information about the individuals who are serving as our executive officers as of the date of this Proxy Statement. In our discussion of “Executive Compensation,” the officers named in the Summary Compensation Table below are referred to as “named executive officers.”

Executive Officers

Donald E. Smith, age 85 is the Chairman of the Board and President of the Corporation. He also served as the President and Chief Executive Officer of First Financial Bank for 23 years. He also is the chairman of the board of Princeton Mining Company, Inc., Deep Vein Coal Company Inc. , R.J. Oil Company Inc. and Lynch Coal Operators Reciprocal Association. Mr. Smith is a past member of the boards of trustees of Indiana State University and Rose Hulman Institute of Technology.

Norman L. Lowery, age 65 is the Vice Chairman and Chief Executive Officer of First Financial Corporation, serving since 1996 and 2004 respectively. He is also the President and Chief Executive Officer of First Financial Bank, serving since 1996. Prior to joining First Financial Corporation, Mr. Lowery was a partner in the law firm of Wright, Shagley and Lowery where he practiced for 19 years. Mr. Lowery is a member of the boards of Lynch Coal Operators Reciprocal Association, Indiana State University Board of Trustees, the Regional Board of Ivy Tech Community College, the Terre Haute Economic Development Corp. and the Terre Haute Chamber of Commerce. He received a B.S. degree in Political Science from Indiana State University and a Doctor of Jurisprudence degree from Indiana University.

Rodger A. McHargue, age 50 is the Chief Financial Officer of First Financial Bank and First Financial Corporation and also the Secretary and Treasurer of First Financial Corporation. He joined First Financial Corporation in 1994. Prior to that, Mr. McHargue was employed at Bank One Indianapolis for over six years. He received a B.S. degree in Economics and Finance from Indiana State University and a Masters of Business Administration from Indiana State University. He is also a graduate of the Stonier Graduate School of Banking.

Thomas S. Clary, age 60 is the Chief Credit Officer of First Financial Bank, serving since 2002. Prior to joining First Financial Corporation, Mr. Clary was a vice president of commercial lending at Regions Bank. Prior to that he served as Chief Financial Officer of Green Construction of Indiana, Inc., and also worked in public accounting. Mr. Clary is a Certified Public Accountant in the State of Indiana. He received his degree in Accounting from Indiana State University.

Norman D. Lowery, age 44 is the Chief Operations Officer of First Financial Corporation and First Financial Bank serving since 2010. He joined First Financial Corporation in 1990 and has held a management position in Private Banking, as well as having been a Trust Investment Officer. Mr. Lowery received his B.A. degree from Indiana University and Masters of Business Administration from Indiana Wesleyan University. Mr. Lowery holds several professional accreditations, including, a New York Stock Exchange Series 7 license; Uniform Securities Agent Series 63 license; and a Uniform Investment Advisor Series 65 license. He is also an Accredited Fiduciary Investment Manager and is a licensed life insurance agent in the State of Indiana. Mr. Lowery also graduated from the Stonier Graduate School of Banking.

Karen L. Milienu, age 51 is the Branch Administrator for First Financial Bank serving since 2011. She joined First Financial Corporation in 1997 and served as the Human Resources Director. Prior to joining First Financial Corporation Ms. Milienu held positions as an Assistant Manager and various human resources positions at Fort Wayne National Corporation. Ms. Milienu received her B.A. degree from Purdue University and M.S. degree from Indiana University. Ms. Milienu holds several professional accreditations including, Senior Professional in Human Resources, Certified Compensation Professional, Certified Sales / Management Development Trainer, and Certified Sales Trainer.

Compensation Discussion and Analysis

Highlights of 2011 Financial Performance

The year 2011 was marked by continued slow economic growth, weak housing and continued high unemployment. Throughout the recession that began in December of 2007 and the sluggish recovery that began in June 2009, the Corporation has maintained its focus on the sound business fundamentals that have been crucial to its success. We believe this focus, coupled with strong leadership and dedicated, hardworking employees are a source of our strength and consistent performance.

In 2011the Corporation again delivered solid financial performance as net income increased 32.6% to a record level $37.2 million. This performance was in part driven by a 3.4% increase in our net interest margin to 4.50%. Non-interest income increased year over year by 11.89%. The Corporation continued its spending discipline in 2011 with non-interest expense decreasing $2.4 million. With record earnings the Corporation increased its dividend to shareholders for the 23rd consecutive year.

2011 was significant for another reason as we completed our largest acquisition to date when the Bank purchased the assets and assumed the liabilities of Freestar Bank N.A. and certain liabilities of PNB Holding Company. This acquisition was a strategic entrance into the Champaign, Bloomington and Pontiac markets. Each of which is characterized by higher growth rates.

The Corporation ended 2011 with slightly less than $3.0 billion in assets, a 7.24% increase. Loans grew by 15.5% to over $1.9 billion and deposits grew by 19.5% to $2.3 billion.

Our performance in 2011 was well in excess of the goals the Corporation established. A more in-depth discussion of these goals are included in the Compensation Discussion and Analysis that begins on this page. As a result of this performance Messrs. Smith, McHargue, Clary, and Norman D. Lowery earned maximum level awards under the 2011 Short Term Incentive Compensation Plan and Mr. Norman L. Lowery earned a target level award. Awards of restricted stock to our named executive officers in 2012 under our 2011 Omnibus Equity Incentive Plan were based on the attainment in aggregate of maximum performance levels established in 2011 by our Compensation and Employee Benefits Committee as described in more detail beginning on page 24.

The graph below represents the five-year total return of the Corporation’s stock. The five year total return for our stock during this time was 8.64%. During this same period, the return on The Russell 2000 Index was only .75% and the SNL Index of Banks $1—$5 Billion actually had a negative return of 55.23%.

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Period Ending
Index	12/31/06	12/31/07	12/31/08	12/31/09	12/31/10	12/31/11
First Financial Corporation	100.00	82.46	122.53	93.82	111.35	108.64
Russell 2000	100.00	98.43	65.18	82.89	105.14	100.75
SNL Bank $1B-$5B	100.00	72.84	60.42	43.31	49.09	44.77

Overview of the Compensation Program and the Compensation and Employee Benefits Committee

The Compensation and Employee Benefits Committee (the “Committee”) is responsible for evaluating and establishing compensation levels and compensation programs for the Corporation’s named executive officers. The Committee has established a range of plans and programs which are intended to encourage both current year performance and create long-term shareholder value, without exposing the Corporation to excessive amounts of risk associated with the financial services industry. The Committee considers material “operational” risks of the Corporation, including: credit risk, interest rate risk, liquidity risk, reputation risk, compliance risk and transaction risk and the added potential for loss that could result from any of the compensation plans or programs provided to all employees. The Committee also charges the Corporation’s General Auditor with performing a risk assessment of the incentive compensation program. Upon review of these risks and the report of the General Auditor, the Compensation and Employee Benefits Committee has determined that the Corporation’s compensation arrangements and policies do not encourage excessive risk-taking.

Compensation Philosophy and Objectives

The Committee’s executive compensation policies are designed to attract and retain highly qualified persons as named executive officers, to provide competitive levels of compensation to the named executive officers and to reward the named executive officers for achieving individual performance and for achieving performance of the Corporation as a whole. Additionally, the policies seek to provide a vehicle for the Committee to evaluate and measure the performance of the Corporation and the executives in accordance with the results of those evaluations. The individual goals established in the strategic plan and budget for the Corporation and the Bank are also utilized in setting compensation levels of the named executive officers. The Committee seeks to compensate the named executive officers through a blend of both short and long-term compensation.

Role of Named Executive Officers in Compensation Decisions

Norman L. Lowery is invited to attend the Committee meetings at which compensation actions involving our named executive officers are discussed. Norman L. Lowery assists by making recommendations regarding compensation actions relating to the named executive officers other than himself and Mr. Smith. Norman L. Lowery excuses himself and does not participate in any meetings of the Committee at which either his or Mr. Smith’s compensation is discussed. The other named executive officers do not participate in the meetings of the Committee or in establishing the compensation of the named executive officers.

Role of the Compensation Consultants

The Committee has authority to retain its own advisors, including compensation consultants. In April 2010, the Committee retained Grant Thornton LLP (“Grant Thornton”) as its independent compensation consultant to assist the Committee. Grant Thornton did not perform any services for management and interacted with members of management only under the Committee’s oversight and with the knowledge and permission of the Committee chair. Grant Thornton’s duties included the review and design of a short-term incentive plan, the design of a long-term incentive plan for key executive officers, a review of director compensation and the confirmation of the competitiveness of total compensation for certain executive officers based on a market study of 31 financial institutions with asset ranges between $2 billion and $4.5 billion. In connection with Grant Thornton’s recommendations, the Board adopted the 2011 Short Term Incentive Compensation Plan and the 2011 Omnibus Equity Incentive Plan which was approved by our shareholders at our 2011 annual meeting and is described in the following section under the heading “2011 Omnibus Equity Incentive Plan.”

In 2011 the Committee retained Grant Thornton to consult with the Committee regarding current compensation practices. Grant Thornton provided a Banking industry update, a regulatory update on compensation and corporate governance topics and other topics related to First Financial Corporation and its compensation plans.

Elements of Executive Compensation

The compensation programs of the Corporation for its named executive officers are administered by or under the direction of the Committee and are reviewed on an annual basis to ensure that total compensation levels and benefits are comparable to other similarly-sized corporations with comparable performance within our industry and are competitive. With respect to the named executive officers other than the Chairman of the Board and Chief Executive Officer, the Committee reviews and compares individual performance with respect to individual goals, area goals and Corporation goals. Because the Chairman of the Board and Chief Executive Officer have greater responsibility for the overall operations of the Corporation, the Committee reviews and compares the following with respect to their compensation:

•	the performance of the Corporation and the Bank compared to previous years and to the budget;

•	past compensation levels for these officers;

•	the compensation levels at comparable financial institutions, as discussed below; and

•	total shareholder return.

The Committee considers information from a variety of sources, including its compensation consultant, regarding the appropriate mix and levels of the major components of compensation discussed below. The major components of our compensation programs are comprised of the following elements, which are described in more detail in this section:

•	base salary;

•	short-term cash incentive awards;

•	performance-based equity awards; and

•	employment and post-employment benefits.

Base Salary

Base salary is a fixed component of total cash compensation and is intended to reward the named executive officers for their past performance and to facilitate the attraction and retention of a skilled and experienced management team. The Committee establishes, and the Board of Directors approves, a total “pool” for salaries for each fiscal year, typically expressed as a percentage increase over the prior year’s total aggregate base salaries. Individual base salary increases for all employees, including the named executive officers, are awarded as allocations from the salary pool. In establishing the amount of the pool, the Committee and the Board of Directors considers general economic conditions (such as inflation and recessionary factors), the performance of the Corporation and the Bank and other sources of information such as third-party compensation surveys, including the Crowe Horwath Financial Institutions Compensation Survey and surveys provided by AON-Hewitt, The Hay Group, The Conference Board, and Mercer and Towers Watson.

In 2010, the Committee retained Grant Thornton to confirm that total compensation for select positions was competitive. As discussed previously, Grant Thornton provided the Committee with market trend information, data and recommendations regarding the alignment of pay and performance. Grant Thornton also recommended that the base pay element of total compensation be used as the platform for the determination of total compensation. After reviewing third-party data sources and information from Grant Thornton, for 2011, the Committee established a pool of 2.90% over the prior year’s total aggregate base salaries.

The Committee does not use any third-party data sources, including information provided by Grant Thornton, for benchmarking the size of the salary pool, the size of base salaries or any other element of compensation for the named executive officers. Rather, such sources are reviewed and considered by the Committee in order to stay abreast of current compensation practices, levels and structures and thereby better inform its compensation decisions. The Committee considers all sources of information together and utilizes its members’ experience and judgment in determining the amount of the pool for base salary increases.

With respect to individual named executive officers, annual increases to base salaries are awarded based on the idea that an increase should reward performance and not longevity. Executive officers whose performance may justify an increase could receive a greater allocation from the pool as a base salary increase than do executive officers who have not performed as well during the prior year. Executive officers who have exceeded job expectations may, in the discretion of the Committee, be awarded a base salary increase which is greater than the amount which would be otherwise dictated by the size of the pool. Conversely, executive officers who did not meet job expectations may, in the discretion of the Committee, receive little or no percentage increase in base salary. For 2011, even though the Corporation and Bank experienced strong performance through the efforts of our entire management team, the Committee did not exercise its discretion to award a named executive officer either (i) a base salary increase of greater than the pool for exceeding performance expectations or (ii) no salary increase for failing to meet minimum performance expectations.

More specifically, base salary for a named executive officer is determined after the officer’s performance is reviewed by the Committee. This review includes an analysis of the performance of the Corporation and the Bank and an analysis of the individual’s performance during the past fiscal year, with a focus on the officer’s goal attainment; supervisory skills; dependability; initiative; overall skill level; and overall value to the Corporation. The Committee has not attempted to rank or otherwise assign relative weights to the factors that it considers. The Committee considers all of the factors as a whole and collectively makes its decision with respect to base salaries in light of the factors that each of the members considers important.

With respect to the determination of the base salary increase for the Chief Executive Officer, the Committee reviews and considers the factors and third-party data sources discussed above. With respect to the Chief Executive Officer, the Committee also considers the terms of Mr. Norman L. Lowery’s employment agreement, which requires a minimum annual base salary of $585,826. Specifically, prior to a Change in Control (as discussed in “Potential Payment Upon Termination or Change in Control of the Corporation” on page 35), the Committee may only declare decreases in the base salary awarded to Mr. Norman L. Lowery if the operating results of the Bank are significantly less favorable than those for the fiscal year ending December 31, 2009 and the Bank makes similar decreases in the base salary it pays to other executive officers of the Bank. Additional information concerning Mr. Norman L. Lowery’s employment agreement is provided below in the narrative under “Employment Agreement with Norman L. Lowery.”

With respect to the determination of the base salary increase for the Chairman of the Board and President, the Committee reviews and considers the factors and third-party data sources discussed above. Mr. Smith has informed the Board that in 2012 he would like to focus his role as Chairman of the Board and President more on nurturing and developing his extensive civic and business contacts in our community and less on the day-to-day operations of the Corporation, and the Board has agreed to this request by Mr. Smith. As such, Mr. Smith and the Committee agreed to a base salary in 2012 of $200,000.

The Committee has not established a policy or a specific formula for determining the amount or relative percentage of total compensation which should be derived by the named executive officers from their base salary. Rather, the Committee considers all of the information available to it and utilizes its members’ experience and judgment in determining the amount of the base salaries of the named executive officers.

Cash Incentive Compensation

The Corporation’s cash incentive programs are intended to align employees’ goals with the Corporation’s revenue and earnings growth objectives.

2011 Short-Term Incentive Compensation Plan. The Corporation sponsors the First Financial Corporation 2011 Short-Term Incentive Compensation Plan (the “2011 STIP”). Awards under the 2011 STIP are based upon the specific “award amount” for each individual specified. There are four tiers of participants, with a different award amount specified for each tier. The first tier consists of Mr. Smith and Mr. Norman L. Lowery; the second tier consists of Messrs. McHargue, Clary and Norman D. Lowery; the third tier consists of other senior officers. The award amounts were established after discussions with, and receipt of advice from, the Corporation’s consultant, Grant Thornton.

Under the 2011 STIP, threshold performance incentives must be met in order for an award to be earned. Payouts for each of the named executive officers equal 80% of the respective target award for performance at threshold, 100% of the respective target award for performance at target, and 125% or 120% for tiers 1 and 2 respectively, of the respective target award for maximum performance. The Committee spends a significant amount of time analyzing financial measures and determining the level of performance required to receive threshold, target and maximum annual incentive payouts. The Committee established the performance incentives in amounts which it believes to be achievable given a sustained effort on the part of the named executive officers and which require increasingly greater effort to achieve the target and superior objectives.

The annual incentive opportunities for each of the named executive officers are based upon weighted performance measures which are determined by the Committee based upon its assessment of what is important to the Corporation’s and the Bank’s overall performance and within the scope of control of the respective named executive officers. For 2011, the performance measures were weighted as follows:

	Net Income	Return on Assets	Return on Equity	Contribution to Income	Total Loan Growth	Asset Quality	Net Charge- offs	Loan Spread
Donald E. Smith	33.33%	33.33%	33.34%	0.00%	0.00%	0.00%	0.00%	0.00%

Norman L. Lowery	33.33%	33.33%	33.34%	0.00%	0.00%	0.00%	0.00%	0.00%

Rodger A. McHargue	33.33%	33.33%	33.34%	0.00%	0.00%	0.00%	0.00%	0.00%

Thomas S. Clary	10.00%	10.00%	10.00%	15.00%	20.00%	10.00%	10.00%	15.00%

Norman D. Lowery	33.33%	33.33%	33.34%	0.00%	0.00%	0.00%	0.00%	0.00%

As shown above, performance measures are compared to goal and weighted accordingly. The goals for each of the named executive officers are listed below.

The goals at each of the three levels of performance and actual performance levels for the named executive officers are contained in the table below.

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Measure	Level	Smith	NL Lowery	McHargue	ND Lowery	Clary
Net Income	Threshold	$22,850	$22,130	$22,130	$22,130	$22,130
	Target	$28,563	$27,662	$27,662	$27,662	$27,662
	Maximum	$35,704	$34,578	$33,194	$33,194	$33,194
	Actual	$37,195	$33,994	$33,994	$33,994	$33,994
Return on Assets	Threshold	0.91%	0.91%	0.91%	0.91%	0.91%
	Target	1.14%	1.14%	1.14%	1.14%	1.14%
	Maximum	1.43%	1.43%	1.37%	1.37%	1.37%
	Actual	1.49%	1.41%	1.41%	1.41%	1.41%
Return on Equity	Threshold	6.76%	7.09%	7.09%	7.09%	7.09%
	Target	8.45%	8.86%	8.86%	8.86%	8.86%
	Maximum	10.56%	11.08%	10.63%	10.63%	10.63%
	Actual	10.95%	10.83%	10.83%	10.83%	10.83%
Contribution to Income	Threshold	—	—	—	—	$28,226
	Target	—	—	—	—	$35,282
	Maximum	—	—	—	—	$42,338
	Actual	—	—	—	—	$33,333
Total Loan Growth	Threshold	—	—	—	—	2.20%
	Target	—	—	—	—	2.75%
	Maximum	—	—	—	—	3.30%
	Actual	—	—	—	—	-0.28%
Asset Quality (30 Day +)	Threshold	—	—	—	—	1.55%
	Target	—	—	—	—	1.94%
	Maximum	—	—	—	—	2.33%
	Actual	—	—	—	—	2.27%
Net Charge- offs	Threshold	—	—	—	—	0.35%
	Target	—	—	—	—	0.44%
	Maximum	—	—	—	—	0.53%
	Actual	—	—	—	—	0.24%
Total Loan Spread	Threshold	—	—	—	—	2.56%
	Target	—	—	—	—	3.20%
	Maximum	—	—	—	—	3.84%
	Actual	—	—	—	—	2.93%

In the preceding table Donald E. Smith’s goals are based on the performance of First Financial Corporation. Messrs N.L. Lowery, McHargue, N.D. Lowery, and Clary’s goals are based on the performance of First Financial Bank.

The award calculation interpolates the interval between target and threshold or target and maximum. The aggregate result is used to determine the amount earned for each. Payment of any earned awards under the 2011 STIP will be made within 75 days after the end of the calendar year provided the employee is still employed on that date. For information regarding the award level achieved, refer to footnote 2 of the Grants of Plan Based Awards Table on page 32.

2011 Omnibus Equity Incentive Plan

We believe that equity-based compensation is a means of creating a long-term link between the compensation provided to executive officers and other key management personnel with gains realized by the shareholders. We believe it is essential to our future to have this flexibility in order to attract, retain and motivate our executive officers and other key employees who make significant contributions to our success and allow them to share in that success. At the 2011 annual meeting the Corporation’s shareholders approved the First Financial Corporation 2011 Equity Incentive Plan (the “2011 EIP”) which provides for awards of incentive and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units and long-term cash incentives. In February 2012, the Committee determined to make awards of restricted stock based on the Corporation’s performance against pre-established 2011 performance measures as discussed below. Because these awards of restricted stock were granted in 2012, they are not reflected in the 2011 Summary Compensation or Grants of Plan Based Awards Tables but will be included in the tables in 2012.

2012 Awards under 2011 EIP

Threshold performance measures must be met before the Committee considers making an award under the 2011 EIP. Potential award amounts for each of the named executive officers equal 80% of the respective target award for performance at threshold, 100% of the respective target award for performance at target, and 150% or 125% for tiers 1 and 2 respectively, of the respective target award for maximum performance. Messrs. Smith and Norman L. Lowery are tier 1 participants; whereas Messrs. McHargue, Clary and Norman D. Lowery are tier 2 participants. The Committee spends a significant amount of time analyzing financial measures and determining the level of performance required to receive threshold, target and maximum annual incentive payouts. The Committee established the performance measures in amounts which it believes to be achievable given a sustained effort on the part of the named executive officers and which require increasingly greater effort to achieve the target and maximum objectives.

The incentive opportunities for each of the named executive officers are based upon weighted performance measures which are determined by the Committee based upon its assessment of what is important to the Corporation’s and the Bank’s overall performance and within the scope of control of the respective named executive officers. For 2011, the performance measures were weighted as follows for each of the named executive officers:

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
3 Year Average Net Income		3 Year Average Return on Assets		3 Year Average Return on Equity		3 Year Average EPS Growth Rate
25%		25%		25%		25%

As shown above, performance measures are compared to goal and weighted accordingly. The goals for each of the named executive officers at the various performance levels as well as the actual performance levels are listed in the table below.

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Measure	Level	Smith	NL Lowery	McHargue	ND Lowery	Clary
3 Year	Threshold	$22,562	$22,473	$22,473	$22,473	$22,473
Average	Target	$28,202	$28,091	$28,091	$28,091	$28,091
Net Income	Maximum	$42,303	$42,137	$35,114	$35,114	$35,114
	Actual	$29,260	$28,117	$28,117	$28,117	$28,117
3 Year	Threshold	0.92%	0.94%	0.94%	0.94%	0.94%
Average	Target	1.15%	1.18%	1.18%	1.18%	1.18%
Return on	Maximum	1.73%	1.77%	1.48%	1.48%	1.48%
Assets	Actual	1.24%	1.20%	1.20%	1.20%	1.20%
3 Year	Threshold	7.18%	7.64%	7.64%	7.64%	7.64%
Average	Target	8.97%	9.55%	9.55%	9.55%	9.55%
Return on	Maximum	13.46%	14.33%	11.94%	11.94%	11.94%
Equity	Actual	9.45%	9.61%	9.61%	9.61%	9.61%
3 Year Avg	Threshold	2.11%	2.11%	2.11%	2.11%	2.11%
Earnings	Target	2.64%	2.64%	2.64%	2.64%	2.64%
Per Share	Maximum	3.96%	3.96%	3.30%	3.30%	3.30%
Growth	Actual	15.51%	15.51%	15.51%	15.51%	15.51%

In the preceding table Donald E. Smith’s goals are based on the performance of First Financial Corporation. Messrs N.L. Lowery, McHargue, N.D. Lowery, and Clary’s goals are based on the performance of First Financial Bank except for 3 Year average Earnings Per Share growth which is based on the performance of First Financial Corporation.

The award calculation interpolates the interval between target and threshold or target and maximum. The aggregate result is used to determine the dollar amount of the award. The Committee met in February 2012 and determined the above performance measures in aggregate had been met at the maximum level of performance. As a result, restricted stock awards were granted to the following executive officers on February 3, 2012 subject to becoming vested in one-third increments over a three-year period commencing on December 31, 2012, December 31, 2013 and December 31, 2014, respectively. The Committee determined the number of restricted shares subject to an award by dividing the dollar amount of the award calculated based on the achievement of the foregoing performance goals and dividing that amount by the mean between the highest and lowest quoted selling prices of the Corporation’s common stock as of the day the award is granted. Below is a table which identifies the calculation of the award of restricted stock to named executive officers. The 2011 EIP does not permit issuance of fractional shares, so, pursuant to the terms of the 2011 EIP, the number of restricted shares awarded was rounded down to the nearest whole number.

	September 30,	September 30,	September 30,
Name	Dollar Amount of Award	Stock Conversation Price on February 3, 2012	Number of Shares of Restricted Stock Awarded

Donald E. Smith	$638,937.90	$36.88	17,324

Norman L. Lowery	$531,563.40	$36.88	14,413

Rodger A. McHargue	$92,306.00	$36.88	2,502

Thomas S. Clary	$91,103.00	$36.88	2,470

Norman D. Lowery	$90,465.50	$36.88	2,452

Employment and Post-Employment Benefits

401(k) Savings Plan

The First Financial Corporation Employees’ 401(k) Savings Plan (the “Savings Plan”) is a qualified salary reduction plan within the meaning of Code Section 401(k) available to substantially all of the employees of the Corporation and its subsidiaries. Under the Savings Plan all eligible employees may elect to have a portion of their compensation deferred and contributed to their individual accounts under the Savings Plan. Participants direct the investment of their Savings Plan account.

ESOP and Pension Plan

The Corporation sponsors the First Financial Corporation Employee Stock Ownership Plan (the “ESOP”) and the First Financial Corporation Employees’ Pension Plan (the “Pension Plan”) for the benefit of substantially all of the employees of the Corporation and its subsidiaries. These plans together constitute a “floor offset” retirement program, so that the Pension Plan provides each participant with a minimum benefit which is offset by the benefit provided by the ESOP. Under the terms of the ESOP, the Corporation and subsidiaries and affiliates who participate in the ESOP may contribute Corporation stock or cash which will be primarily invested in Corporation stock. The amount of contributions, when they are made, is determined by the Board of Directors of the Corporation. Under the terms of the Pension Plan, the monthly guaranteed minimum benefit under the Pension Plan is reduced by the monthly benefit derived from the vested portion of the participant’s ESOP account balance, calculated by the actuary for the Pension Plan as a single life annuity. Unless the participant elects an alternate form of benefit under the Pension Plan, the normal retirement benefit, if any, payable under the Pension Plan, will begin at the later of the participant’s retirement or age 65 and be paid monthly for as long as the participant lives.

Mr. Clary is eligible for early retirement under the Pension Plan. The Pension Plan allows for an early retirement benefit equal to a participant’s accrued benefit, determined before the reduction for the monthly ESOP benefit, reduced by 1/180 for each full month for the first five years and 1/360 for each full month for the next five years that the commencement of benefit payments precedes the participant’s normal retirement date.

First Financial Corporation 2001 and 2005 Long-Term Incentive Plans

The Corporation sponsors the First Financial Corporation 2001 Long-Term Incentive Plan (the “2001 Plan”), effective January 1, 2001, and the First Financial Corporation 2005 Long-Term Incentive Plan (the “2005 Plan”), effective January 1, 2005, which are unfunded, nonqualified plans of deferred compensation for directors and certain executive officers. The 2001 Plan was frozen effective December 31, 2004 to exempt all amounts under the 2001 Plan from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Board adopted the 2005 Plan as a replacement plan, effective January 1, 2005. The terms of the 2005 Plan comply with the requirements of Code Section 409A and related guidance. The 2005 Plan terminated on December 31, 2009 according to the stated term. Payments under the 2001 and 2005 Plans generally do not begin until the earlier of January 1, 2015, or the January 1 immediately following the year in which the participant reaches age 65. Payment may also be made upon death, disability, and change in control or termination for other than cause. Mr. Smith began receiving payment of his benefits in January 2010. Payments are in cash only and are generally made in 180 equal consecutive monthly installments.

Executive Supplemental Retirement Plan

The First Financial Corporation Executive Supplemental Retirement Plan (the “ESRP”) provides supplemental retirement benefits for a select group of management or highly compensated employees to help recompense the employees for benefits reduced due to the imposition of Code limitations on benefits under the Pension Plan. Amounts payable under the ESRP are offset by amounts payable under the First Financial Executives’ Deferred Compensation Plan. The ESRP was frozen effective December 31, 2004 to exempt all amounts under the ESRP from Code Section 409A. The Board adopted the First Financial Corporation 2005 Executive Supplemental Retirement Plan (the “2005 ESRP”) as a replacement plan, effective January 1, 2005, to comply with Code Section 409A. Amounts payable under the ESRP will be offset by amounts payable under the First Financial Corporation Executives’ Deferred Compensation Plan (the “EDC Plan”) and amounts payable under the 2005 ESRP will be offset by amounts payable under the First Financial Corporation 2005 Executives’ Deferred Compensation Plan (the “2005 EDC Plan”).

Executives’ Deferred Compensation Plan

The EDC Plan permits a select group of management or highly compensated employees to elect to defer compensation from the employers without regard to the limitations imposed by the Code on the amount of compensation which may be deferred. The EDC Plan also provides for a supplemental ESOP benefit which is equal to the amount of the benefit a participant would have been allocated under the ESOP if not for the limitations imposed by the Code on the ESOP. Amounts payable under the supplemental ESOP portion of the EDC Plan will offset amounts payable under the ESRP. The EDC Plan was frozen effective December 31, 2004 to exempt all amounts accrued under the EDC from Code Section 409A. The Board adopted the 2005 EDC Plan as a replacement plan, effective January 1, 2005, to comply with Code Section 409A. Amounts payable under the 2005 EDC Plan will offset amounts payable under the 2005 ESRP.

Perquisites

The Corporation provides very limited perquisites to executive officers; however, it does sponsor a life insurance program for the named executive officers of the Bank other than Messrs. Smith and Clary. Under the life insurance program, the Bank purchased a whole life insurance policy on behalf of, and pays the premiums on behalf of, each executive officer of the Bank. The policy is owned by the individual and is intended to be fully paid at age 65 for those who were 55 or older, and at age 60 for those who were less than 55 years of age at the time the individual joined the Bank.

Employment Agreement

The Bank and the Corporation currently have an employment agreement with Norman L. Lowery. The employment agreement was entered into effective December 1, 2011 (the “Employment Agreement”). The Employment Agreement was amended and restated from the prior employment agreement between Mr. Lowery and the Bank and the Corporation to require affirmative action by the Compensation and Employee Benefits Committee to extend the term of the Employment Agreement for an additional one-year period. Additional information regarding the terms of the Employment Agreement is included in the narrative discussion under “Potential Payment Upon Termination or Change in Control of the Corporation” on page 35.

Executive Compensation Recovery

We can recover or “claw back” all or a portion of an incentive compensation payment which was based on erroneous data due to our material noncompliance with any financial reporting requirement under securities laws which resulted in an accounting restatement. The claw back will apply to incentive compensation described above which was paid within three years preceding the date of the accounting restatement. In that instance, the participant is required to repay the excess amount which would not have been paid to the participant but for the accounting restatement.

Named Executive Officer Stock Ownership Guidelines

Share ownership and retention guidelines help to foster a focus on long-term growth. The Board of Directors has adopted stock ownership guidelines applicable to our named executive officers. Our named executive officers are required to own a number of shares of the Corporation’s common stock equal in value to $500,000 for Messrs. Smith and Norman L. Lowery, and $150,000 for all other named executive officers. Except for purposes of exercising statutory diversification rights under the ESOP, covered employees may not dispose of shares until they have satisfied the guidelines. Covered employees are expected to comply with the guidelines as soon as practicable and in no event later than five years after the date they become a covered employee. In the case of individuals who were covered employees when the guidelines became effective, compliance is required within five years of the effective date. Messrs. Donald E. Smith, Norman L. Lowery, and Norman D. Lowery currently meet these requirements

Accounting and Tax Considerations

We have structured our compensation program to comply with Internal Revenue Code Section 162(m). Under Code Section 162(m), a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. The Corporation has no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

Results of Say-on-Pay Vote at 2011 Annual Meeting

At the Corporation’s 2011 annual meeting of shareholders, the Corporation held a nonbinding advisory vote on our named executive officer compensation (commonly referred to as “Say-on-Pay”). At the meeting, approximately 84% of the represented shares voted to approve the Corporation’s executive compensation programs, approximately 4% voted against, approximately 1% abstained from voting and approximately 12% constituted broker non-votes.

The Compensation and Employee Benefits Committee has considered the results of the vote and feedback received from shareholders as part of its review of the Corporation’s overall executive compensation program, including the appropriateness of the compensation philosophy and objectives, the role of the Committee and executive officers in setting compensation, the elements used to achieve the compensation philosophy and objectives and the levels of compensation provided to the named executive officers. Based upon an analysis of these factors, the Committee determined the Corporation’s executive compensation philosophy and the application of this philosophy is appropriate.

Compensation Committee Report

The Compensation and Employee Benefits Committee of the Corporation has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee (i) is satisfied that the Compensation Discussion and Analysis represents the philosophy, intent and actions of the Committee with regard to executive compensation, and (ii) recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

Members of the Compensation and Employee Benefits Committee

Anton H. George, Chairman

Ronald K. Rich

William J. Voges

Summary Compensation Table

The following table sets forth information concerning total compensation earned or paid to our Chief Executive Officer, our Chief Financial Officer and our three next most highly compensated executive officers who served in such capacities as of December 31, 2011 (the “named executive officers”).

	September 30,	September 30,		September 30,	September 30,	September 30,		September 30,
Name and Position (a)	Year (b)	Salary ($) (c)		Non-Equity Incentive Plan Compensation ($) (d)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (e)(2)	All Other Compensation ($) (f)(3)		Total ($) (g)
Donald E. Smith	2011	712,129		419,685	—	—	(3)	1,131,814	(3)
Chairman of the Board	2010	697,801		727,991	—	—		1,425,792
and President	2009	640,590		701,300	—	—		1,341,890

Norman L. Lowery	2011	598,049	(4)	337,276	257,744	41,515	(3)(6)	1,234,584	(3)
Vice Chairman and	2010	583,890		600,444	203,171	27,310		1,414,815
Chief Executive Officer	2009	529,655		601,000	363,515	32,144		1,526,314

Rodger A. McHargue	2011	184,612	(4)	77,537	154,452	3,477	(3)(7)	420,078	(3)
Chief Financial Officer	2010	163,425		119,769	15,714	3,477		302,385
First Financial Bank, N.A., First Financial Corporation	2009	98,175		56,900	—	—		155,075

Thomas S. Clary	2011	185,492	(5)	58,495	152,386	88	(3)	396,456	(3)
Chief Credit Officer	2010	180,684		129,408	57,559	2,344		369,995
First Financial Bank, N.A.	2009	178,629		113,300	49,442	2,344		343,715

Norman D. Lowery	2011	187,633		75,991	90,414	683	(3)(7)	354,721	(3)
Chief Operations Officer	2010	173,389		121,735	1,499	683		297,306
First Financial Bank, N.A., First Financial Corporation	2009	135,284		58,900	—	683		194,867

(1)	The amounts in column (d) reflect (i) amounts earned under the 2011 STIP on December 31, 2011 which will be paid within 75 days of the end of the performance period provided the employee is employed on the date the award is paid. The 2011 STIP is discussed in detail on page 18 of the “Compensation Discussion and Analysis” section of this Proxy Statement. The 2011 STIP award amounts included were as follows: $419,685 for Mr. Smith, $337,276 for Mr. Norman L. Lowery, $77,537 for Mr. McHargue, $58,495 for Mr. Clary and $75,991 for Mr. Norman D. Lowery.

(2)	The amounts in column (e) reflect the actuarial increase in the present value of the named executive officers’ benefits under the Pension Plan determined using interest rate and mortality rate assumptions consistent with those used in the Corporation’s financial statements and includes amounts which the named executive officer may not be entitled to receive because such amounts are not vested. Because the ESOP and the Pension Plan constitute a “floor offset” retirement program as described on page 27, this column represents amounts that are required to be paid under the Pension Plan because they are not offset by the executive’s ESOP benefit.

(3)	Allocations to the named individual’s respective account in the ESOP for 2011, which are properly included in this column, were not calculable as of the date of this Proxy Statement. Such amounts for 2010 were as follows: $12,365 for Mr. Smith; $12,365 for Mr. Norman L. Lowery; $8,181for Mr. McHargue; $8,662 for Mr. Clary; and $7,998 for Mr. Norman D. Lowery.

(4)	Includes $4,800 for service as a director of Portfolio Management Specialist A (a subsidiary of the Bank), Portfolio Management Specialist B (an indirect subsidiary of the Bank) and Global Portfolio Limited Partnership (an indirect subsidiary of the Bank).

(5)	Includes $200 for service as a manager of First Financial Real Estate LLP (a real estate investment trust of the bank).

(6)	Includes (i) the premiums paid by the Corporation pursuant to a life insurance program for named executive officers, and (ii) $36,620 contributed by the Corporation under the 2005 EDC, which is discussed in more detail on page 28.

(7)	Represents the premiums paid by the Corporation pursuant to a life insurance program for named executive officers.

Grants of Plan-Based Awards During 2011

The following table sets forth the plan-based grants during the fiscal year ended December 31, 2011, consisting of grants made under the 2011 STIP, which is discussed in more detail on page 22 of the “Compensation Discussion and Analysis” section of this Proxy Statement.

	September 30,	September 30,	September 30,	September 30,
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2)
Name (a)	Plan Name	Threshold ($) (b)	Target ($) (c)	Maximum ($) (d)
Donald E. Smith	2011 STIP	$257,705	$322,309	$403,241

Norman L. Lowery	2011 STIP	$219,122	$274,050	$342,563

Rodger A. McHargue	2011 STIP	$51,691	$64,614	$77,537

Thomas S. Clary	2011 STIP	$51,018	$63,772	$76,527

Norman D. Lowery	2011 STIP	$50,661	$63,326	$75,991

(1)	2011STIP awards of compensation equal 80%, 100% or 125% and 120% for Tier 1 and 2 participants which includes the named executive officers respectively, of the individual’s award amount. The percentage of the award earned is dependent upon whether the participant attains the threshold, target or maximum level of performance goals established by the Compensation and Employee Benefits Committee for the Corporation and Bank. If the threshold level is not attained, the award is not earned and, therefore, no payout is made under the award. Performance exceeding the threshold level will result in awards being earned and paid on an interpolative basis up to the maximum level. Goals include return on assets, return on equity, net income, product growth, contribution to income, asset quality and earnings per share growth.

(2)	For the fiscal year 2011, Messrs. Smith, McHargue, Clary, and Norman D. Lowery achieved the “Maximum” performance level for the 2011 STIP. Mr. Norman L. Lowery achieved the “Target” performance level for the 2011 STIP. These amounts are included in the named executive officer’s compensation in column (d) of the Summary Compensation Table on page 30 of this Proxy Statement.

To receive a payout under the 2011 STIP, a participant must remain employed with the Corporation through the date payment is made, which is within 75 days of the end of the performance period (except in the case of death, disability, retirement, termination without cause or a termination for good reason, which terms are defined in the 2011 STIP).

Pension Benefits in 2011

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under the Pension Plan, the ESRP and the 2005 ESRP. The benefits were determined using interest rate and mortality rate assumptions consistent with those used in the Corporation’s financial statements and are not payable as a lump sum; they are generally paid as a monthly annuity for the life of the retiree. Information regarding these plans can be found beginning on page 27 of the “Compensation Discussion and Analysis” section of this Proxy Statement.

	September 30,	September 30,	September 30,		September 30,
Name (a)	Plan Name (b)	Number of Years Credited Service (c)	Present Value of Accumulated Benefit ($) (d)(1)		Payments During Last Fiscal Year (e)

Donald E. Smith	Qualified Pension Plan	43	—	(2)	0

Norman L. Lowery	Qualified Pension Plan	16	983,719	(3)	0

	ESRP	16	603,760	(4)

	2005 ESRP	16	1,121,269	(4)	0

Rodger A. McHargue	Qualified Pension Plan	17	222,653	(3)	0

Thomas S. Clary	Qualified Pension Plan	10	405,327	(3)(5)	0

	2005 ESRP	10	802		0

Norman D. Lowery	Qualified Pension Plan	20	101,400	(3)	0

(1)	The calculation of present value of accumulated benefit assumes a discount rate of 4.40% and mortality based on the 2011 IRS Current Liability Tables. Benefits are not payable as a lump sum; they are generally paid as a monthly annuity for the life of the retiree.

(2)	Mr. Smith is not entitled to a benefit from the Pension Plan because the value of his ESOP benefit exceeds the value of his Pension Plan benefit pursuant to the floor offset arrangement discussed on page 27.

(3)	These amounts represent the amount that Messrs. Norman L. Lowery, McHargue, Clary and Norman D. Lowery’s Pension Plan benefit exceeds their ESOP benefit pursuant to the floor offset arrangement discussed on page 27.

(4)	This amount represents the amount Mr. Norman L. Lowery’s Executive Supplemental Retirement benefit exceeds his Executive Deferred Compensation benefit.

(5)	As Mr. Clary was over 55 years of age and had more than five years of service as of December 31, 2011, he would have qualified for early retirement benefits equal to approximately 67%, of his full retirement benefit if he had retired at December 31, 2011.

The benefits provided under the Pension Plan are offset by the benefits provided under the ESOP. The offset works in the following manner. If a participant’s ESOP benefit exceeds the benefit he has accrued under the Pension Plan, the participant will receive his ESOP benefit in lieu of the Pension Plan benefit. For example, a participant’s ESOP benefit is $120,000 and his Pension Plan benefit is $100,000. The $120,000 benefit will be paid from the ESOP and $0 will be paid from the Pension Plan. However, if a participant’s Pension Plan benefit exceeds his ESOP benefit, then the participant will receive his ESOP benefit along with the amount the Pension Plan benefit exceeded the ESOP benefit paid from the Pension Plan. For example, a participant’s ESOP benefit is $100,000 and his Pension benefit is $120,000. The $100,000 benefit will be paid from the ESOP and $20,000 will be paid from the Pension Plan.

The benefits provided under the ESRP and 2005 ESRP are offset by the benefits provided under the EDC and the 2005 EDC respectively. The offset works in the following manner. The offset between the ESRP and the EDC works in the same manner as the ESOP/Pension Plan offset. If a participant’s EDC benefit exceeds the benefit he has accrued under the ESRP, the participant will receive his EDC benefit in lieu of the ESRP benefit. For example, a participant’s EDC benefit is $120,000 and his ESRP benefit is $100,000. The $120,000 benefit will be paid from the EDC and $0 will be paid from the ESRP. However, if a participant’s ESRP benefit exceeds his EDC benefit, then the participant will receive his EDC benefit along with the amount the ESRP benefit exceeded the EDC benefit paid from the ESRP. For example, a participant’s EDC benefit is $100,000 and his ESRP is $120,000. The $100,000 benefit will be paid from the EDC and $20,000 will be paid from the ESRP.

Nonqualified Deferred Compensation For 2011

Pursuant to the EDC and the 2005 EDC, we permit certain executive officers and highly compensated employees to defer a portion of their compensation and also provide supplemental benefits to certain highly compensated employees to recompense the employees for benefits lost due to the imposition of Code limitations in the ESOP. The amounts shown below represent the accumulated benefit cost to the Corporation for these plans. The table also shows amounts which were earned and deferred under the 2001 LTIP and 2005 LTIP.

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Name	Plan Name	Executive Contributions in last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
(a)		(b)	(c)(1)	(d)	(e)	(f)

Donald E. Smith	2001 LTIP			94,934	155,876	1,335,825
	2005 LTIP			152,706	250,733	2,148,754
Norman L. Lowery	EDC		—	43,915		380,950
	2005 EDC		36,620	15,107		157,237
	2001 LTIP			44,913		1,307,683
	2005 LTIP			71,741		2,088,819
Rodger A. McHargue	2005 LTIP			7,293		212,335
Thomas S. Clary	2001 LTIP			5,873		170,985
	2005 LTIP			14,213		413,839
Norman D. Lowery	2001 LTIP			4,714		137,267
	2005 LTIP			7,293		212,335

(1)	These amounts are included in the named executive officer’s compensation in column (f) of the Summary Compensation Table on page 30 of this Proxy Statement

Potential Payments Upon Termination or Change in Control of the Corporation

Employment Agreement with Norman L. Lowery

The Corporation and the Bank entered into an employment agreement with Mr. Lowery effective December 1, 2011 (the “Employment Agreement”). The Employment Agreement has a three-year term and may be extended each year by affirmative action of the Committee for an additional year. Mr. Lowery must satisfy the terms of the Employment Agreement, including the nonsolicitation, noncompetition and nondisclosure provisions discussed below, to receive the following severance benefits in addition to any benefits he is due under the Corporation’s qualified and nonqualified employee benefit plans.

•	Restrictive Covenants

•	Nonsolicitation. For a one-year period after termination for any reason or the expiration of the term, Mr. Lowery will not: (i) solicit any non-legal business of any party which is a customer of the Corporation at the time of such termination or during the one-year period immediately preceding such termination, (ii) request or advise any customers or suppliers of the Corporation to terminate, reduce, limit or change their business or relationship with the Corporation, or (iii) induce, request or attempt to influence any employee of the Bank to terminate his employment with the Corporation.

•	Noncompetition. In the event Mr. Lowery voluntarily terminates his employment with the Corporation or the Bank, he will not during the period of his employment, and for a one-year period following termination: (i) engage in the same trade or business as the Corporation which would conflict with the interests of the Corporation or in a trade or business competitive with that of the Corporation; or (ii) offer or provide employment to any person who then currently is, or who within one year prior to such offer has been, a management-level employee of the Corporation.

•	Nondisclosure . Mr. Lowery will not, directly or indirectly, use any “confidential information” (as defined in the Employment Agreement) for any purpose other than for the benefit of the Corporation or communicate, deliver, exhibit or provide any confidential information except as required in the normal course of his service as a consultant or employee of the Corporation during the term of the Employment Agreement and following termination of the Employment Agreement until either (i) such confidential information becomes obsolete; or (ii) such confidential information becomes generally known in the Corporation’s trade or industry by means other than a breach of this covenant.

•

Termination For Cause, Death or Disability: If Mr. Lowery is terminated for “cause” (as defined below), death or disability, he is entitled to receive the base salary, bonuses, vested rights, and other benefits due him through his date of termination. Any benefits payable under insurance, health, retirement, bonus, incentive (including, but not limited to, the 2001 LTIP and the 2005 LTIP), performance or other plans as a result of his participation in such plans through such date of termination will be paid when and as due under those plans.

For purposes of the Employment Agreement, “cause” is defined as: (i) an intentional act of fraud, embezzlement, theft, or personal dishonesty; willful misconduct, or breach of fiduciary duty involving personal profit by the Mr. Lowery in the course of his employment or director service; (ii) intentional wrongful damage by Mr. Lowery to the business or property of the Corporation; (iii) breach by Mr. Lowery of any confidentiality or non-disclosure obligation; (iv) gross negligence or insubordination in the performance of his duties; or (v) removal or permanent prohibition of Mr. Lowery from participating in the Bank’s affairs by order under the Federal Deposit Insurance Act.

•

Termination by Corporation Without Cause or by Employee For Good Reason: If Mr. Lowery is terminated without “cause” or if he terminates his employment for “good reason” (as defined below), and such termination does not occur in connection with, or within 12 months after a “change in control” (as defined below), he will receive an amount equal to the sum of the following benefits as if he had terminated employment on December 31, 2011 provided, in the event of a good reason termination, he gives proper notice of the circumstances giving rise to the termination which are not remedied by the Corporation or the Bank: (i) three times his base salary and bonuses; (ii) the Corporation’s portion of the cost of obtaining health insurance for himself and his spouse and child living in his home for a period of three years; (iii) the cost of obtaining disability insurance for a period of three years; (v) the cost of obtaining life insurance for a period of three years; (vi) the cost of existing professional and club dues for a period of three years, (vii) the cost of continuing legal education for a period of three years; (viii) the cost of automobile benefits for a period of three years; (ix) three times the benefit accrued in 2011 under the 2005 ESRP; (x) three times the benefit accrued in 2011 under the 2005 EDC; (xi) three times the benefit accrued in 2011 under the Employees’ Pension Plan; (xii) three times the benefit accrued in 2011 under the Employee Stock Ownership Plan. The amounts provided in the prior sentence will be provided net of all income and payroll taxes that would not have been payable by Mr. Lowery had he continued participation in the benefit plan or program instead of receiving cash reimbursement.

For purposes of the Employment Agreement, “good reason” means the occurrence of any of the following events, which has not been consented to in advance by Mr. Lowery in writing: (i) the requirement that Mr. Lowery move his personal residence more than 30 miles from his Terre Haute, Indiana office; (ii) a reduction of ten percent or more in Mr. Lowery’s base salary, unless part of an institution-wide reduction and similar to the reduction in the base salary of all other executive officers of the Bank; (iii) the removal of Mr. Lowery from participation in any incentive compensation plan or bonus plans unless the Company terminates participation in the plan with respect to all other executive officers, (iv) the failure by the Bank to continue to provide Mr. Lowery with the base salary, bonuses or benefits provided for in the Employment Agreement, as the same may be increased from time to time, or with benefits substantially similar to those provided to him under those sections or under any benefit plan or program in which he now or hereafter becomes eligible to participate, or the taking of any action by the Bank which would directly or indirectly reduce any such benefits or deprive Mr. Lowery of any such benefit enjoyed by him, unless part of an institution-wide reduction and applied similarly to all other executive officers of the Bank; (v) the assignment to Mr. Lowery of duties and responsibilities materially different from those normally associated with his position; (vi) a failure to elect or re-elect Mr. Lowery to the Board of the Bank or a failure on the part of the Corporation to honor its obligation to nominate him to the Board of the Corporation; (vii) a material diminution or reduction in the Mr. Lowery’s responsibilities or authority (including reporting responsibilities) in connection with his employment with the Bank; or (viii) a material reduction in the secretarial or administrative support of Mr. Lowery.

•

Termination due to Retirement: If Mr. Lowery voluntarily retires, at or after attaining age 65, he will receive full health, life and disability coverage for himself, his spouse and his children living in his home until both he and his spouse are eligible for Medicare. When both Mr. Lowery and his spouse are eligible for Medicare, the Bank agrees to pay for supplemental coverage until both his and his spouse’s death. He is also entitled to receive a life insurance policy on his life in the amount of $350,000 and a life insurance policy on his life in the amount established by the Bank’s insurance program for executive officers.

•

Termination Following Change in Control: If Mr. Lowery is terminated for other than “cause” or is constructively discharged and this occurs in connection with, or within 12 months following a “change in control” (as defined below) of the Bank or Corporation he would be entitled to an amount equal to the greater of the amount he would receive if he was terminated by the Corporation without cause; or, the product of 2.99 times the sum of (i) his base salary in effect as of the date of the change in control; (ii) an amount equal to the bonuses received by or payable to him in or for the calendar year prior to the year in which the change in control occurs; and (iii) cash reimbursements in an amount equal to his cost of obtaining, for a period of three years, beginning on the date of termination, all benefits which he was eligible to participate in or receive as of the date of termination. Mr. Lowery is also entitled to the payment provided for in this paragraph if a change in control occurs that was not approved by a majority of the Board regardless of whether his employment is terminated within 12 months. If, as a result of a change in control, Mr. Lowery becomes entitled to any payments which are determined to be payments subject to the Code Section 280G, then his benefit will be equal to the greater of (i) his benefit under the agreement reduced to the maximum amount payable such that when it is aggregated with payments and benefits under all other plans and arrangements it will not result in an “excess parachute payment” under Code Section 280G, or (ii) his benefit under the agreement after taking into account the amount of the excise tax imposed under Code Section 280G due to the benefit payment.

For purposes of the Employment Agreement, “change in control” means:

(i) Change in Ownership. Any person or group of persons acquires ownership of stock of the Bank or the Corporation that, together with stock held by the person or group, constitutes more than 50% of the total fair market value or total voting power of the stock. However, if any person or group is considered to own more than 50% of the total fair market value or total voting power of the stock, the acquisition of additional stock by the same person or group is not considered to cause a change in the ownership of the Bank or the Corporation.

(ii) Change in the Effective Control. (a) Any person or group acquires, or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person(s), ownership of stock of the Bank or the Corporation possessing 30% or more of the total voting power; or (b) a majority of members of the Board is replaced during any twelve-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Bank’s or the Corporation’s Board prior to the date of the appointment or election.

(iii) Change in the Ownership of a Substantial Portion of the Bank’s or First Financial Corporation’s Assets. Any person or group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person(s), assets from the Bank or the Corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets immediately prior to such acquisition(s). Gross fair market value means the value of the assets of the Bank or the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, there is no change in control when there is a transfer to an entity that is controlled by the shareholders of the Bank or the Corporation immediately after the transfer.

Notwithstanding the foregoing, the acquisition of Bank or the Corporation stock by any retirement plan sponsored by the Bank or an affiliate of the Bank will not constitute a change in control.

If Mr. Lowery qualifies as a “key employee” at the time of his separation from service, the Corporation may not make certain payments earlier than six months following the date of his separation from service (or, if earlier, the date of his death). In this event, payments to which Mr. Lowery would otherwise be entitled during the first six months following the date of his separation from service will be accumulated and paid to Mr. Lowery on the first day of the seventh month following his separation from service. Mr. Lowery is currently considered a “key employee” for this purpose.

2001 and 2005 Long-Term Incentive Plans

The Corporation entered into award agreements with Messrs. Smith, Norman L. Lowery, McHargue, Clary and Norman D. Lowery under the 2001 and 2005 LTIPs. They are entitled to the following benefits upon a “change in control” (as defined below):

Mr. Smith: In addition to the benefits otherwise payable, if Mr. Smith is terminated within 12 months following a change in control, for reasons other than “cause” (as defined below), disability or death, he will be paid the vested account balance under the 2001 and 2005 LTIPs. Any payments from the Corporation or the Bank which are determined to be payments subject to the “golden parachute” rules of the Code, the amount due will be increased to include payment equal to the amount of excise tax imposed under Code Sections 280G and 4999 (the “Excise Tax Payment”) and the amount necessary to provide the Excise Tax Payment net of all income, payroll and excise taxes. The applicable amount will be paid in one single sum, for the 2001 and 2005 LTIPs, within 180 days following termination of employment.

Mr. Norman L. Lowery: In addition to the benefits otherwise payable, if Mr. Lowery is terminated within 12 months following a change in control, for reasons other than cause, disability or death, he will be paid the vested account balance under the 2001 and 2005 LTIPs. Any payments from the Corporation or the Bank which are determined to be payments subject to the “golden parachute” rules of the Code, the amount due will be increased to include payment equal to the amount of excise tax imposed under Code Sections 280G and 4999 (the “Excise Tax Payment”) and the amount necessary to provide the Excise Tax Payment net of all income, payroll and excise taxes. The applicable amount will be paid in one single sum, for the 2001 and 2005 Plans, within 180 days following termination of employment.

Messrs. McHargue, Norman D. Lowery, and Clary: In addition to the benefits otherwise payable, if Messrs. McHargue, Norman D. Lowery, or Clary is terminated within 12 months following a change in control, for reasons other than cause, disability or death, they will be paid the vested account balance under the 2001 and 2005 LTIPs as of the December 31 of the year preceding the year of termination under both LTIPs.

For purposes of the 2001 and 2005 LTIPs, “cause” is defined as: (i) an intentional act of fraud, embezzlement, theft or personal dishonesty, willful misconduct or breach of fiduciary duty involving personal profit by the participant in the course of his employment or director service. No act or failure to act shall be deemed to have been intentional or willful if it was due primarily to an error in judgment or negligence. An act or failure to act shall be considered intentional or willful if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interest of the Corporation or its subsidiaries; (ii) intentional wrongful damage by the participant to the business or property of the Corporation or its subsidiaries, causing material harm to the Corporation or its subsidiaries; (iii) breach by the participant of any confidentiality or non-disclosure and non-solicitation agreement in effect from time to time with the Corporation or its subsidiaries; (iv) gross negligence or insubordination by the participant in the performance of his or her duties; or (v) removal or permanent prohibition of the participant from participating in the conduct of the affairs of the Corporation or any of its subsidiaries, by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 USC 1818(e)(4) and (g)(1).

For purposes of the 2001 and 2005 LTIPs, “change in control” is defined as:

(i) Merger. The Corporation merges into or consolidates with another corporation or business entity, or merges another corporation or business entity into the Corporation, and as a result less than 50% of the combined voting power of the resulting corporation or business entity immediately after the merger or consolidation is held by persons who were the holders of the Corporation’s voting securities immediately before the merger or consolidation;

(ii) Acquisition of Significant Share Ownership. A report on Schedule 13D, or a successor form or schedule is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the report discloses that the filing person or persons acting in concert has or have become the beneficial owner of 20% or more of a class of the Corporation’s voting securities after the effective date of the 2001 or 2005 LTIP, but this provision shall not apply to beneficial ownership of voting shares of the Corporation held in a fiduciary capacity by a subsidiary of the Corporation or to beneficial ownership of voting shares of the Corporation held by the ESOP;

(iii) Change in Board Composition. During any period of two consecutive years, individuals who constitute the Board at the beginning of the two year period cease for any reason to constitute at least a majority thereof. However, each director who, by a vote of at least two-thirds of the directors who were directors at the beginning of the period, is first (a) nominated by the Board for election by shareholders, or (b) elected to fill a vacancy on the Board, shall be deemed to have been a director at the beginning of the two-year period.

(iv) Sale of Assets. The Corporation (a) transfers substantially all of its assets to another corporation or business entity which is not a wholly-owned subsidiary of the Corporation, or (b) sells substantially all of the assets of a subsidiary or affiliate which constitutes 20% or more of the assets of the Corporation and is a subsidiary or affiliate as of the effective date of the 2001 or 2005 LTIP.

2010 Long-Term Incentive Compensation Plan

Messrs. Smith, Norman L. Lowery, McHargue, Clary and Norman D. Lowery received long-term incentive performance cash awards under the 2010 LTIP. In the event of a “change in control” (the same definition used for Mr. Norman L. Lowery’s employment agreement above), they will be 100 percent vested in their award which will be paid within 30 days of the date of the change in control. In the event a participant dies or incurs a termination due to disability, retirement, a termination by the participant for “good reason” or is terminated by the Corporation or the Bank without “cause” (the same definition as provided in the 2001 and 2005 LTIPs), he will become vested in his award and will receive payment within 30 days of the termination for purposes of the 2010 LTIP. “Good reason” means the occurrence of any of the following events which hasn’t been consented to in writing: (i) the requirement that the Participant move his personal residence, (ii) a reduction of ten percent or more of the participant’s salary unless part of an institution-wide reduction and similar to the reduction of all other similarly situated officers, (iii) the removal of the participant from participation in any incentive compensation plans or bonuses unless the company terminates participation in the plan or plans with respect to other similarly-situated officers; (iv) the assignment of duties and responsibilities materially different from those normally associated with his position; or (v) a material diminution or reduction in responsibilities or authority in connection with his employment.

The following table sets forth the severance and change in control benefits for each named executive officer under the specifically described scenarios as if such change in control and termination occurred as of December 31, 2011.

	September 30,	September 30,		September 30,		September 30,
Name	Plan Name	Termination of Employment (Executive Deferred Compensation, 2005 Executive Deferred Compensation, Executive Supplemental Retirement, 2005 Executive Supplemental Retirement, 2001 LTIP, 2005 LTIP) ($)		Termination Due to Retirement ($)		Termination by Corporation Without Cause, by Executive for Good Reason or Within 12 Months After Change in Control ( Employment Agreement) ($)

Donald E. Smith	2001 LTIP	1,335,825
	2005 LTIP	2,148,754
	2010 LTIP	276,415	(4)

Norman L. Lowery	2001 LTIP	1,307,683
	2005 LTIP	2,088,819
	2010 LTIP	226,535	(4)
	EDC	374,251
	2005 EDC	184,538
	Employment Agreement			368,925	(1)(2)	2,922,257	(3)

Rodger A. McHargue	2005 LTIP	212,335
	2010 LTIP	42,747	(4)

Thomas S. Clary	2001 LTIP	170,985
	2005 LTIP	413,839
	2010 LTIP	46,463	(4)

Norman D. Lowery	2001 LTIP	137,267
	2005 LTIP	212,335
	2010 LTIP	43,449	(4)

(1)	Calculation of the health insurance amounts were based on the assumptions used for financial reporting purposes under generally accepted accounting principles assuming (i) termination occurred on December 31, 2011; (ii) termination was as a result of retirement or change in control; and (iii) a 4.40% discount rate. Calculation of the life insurance amounts were based on the cost of buying a fully paid policy as of December 31, 2011.

(2)	This amount consists of (i) $248,500 for health, life and disability coverage; and (ii) $120,425 for the $350,000 life insurance policy.

(3)	This amount consists of (i) $1,808,445 for base salary and bonuses; (ii) $248,500 for health, life and disability coverage; (iii) $120,425 for the $350,000 life insurance policy; (iv) $10,113 for professional and club dues; (v) $1,593 for continuing legal education; (vi) $11,394 for automobile benefits; (vii) $306,288 for his Pension Plan benefit; (viii) $37,095 for his ESOP benefit; (ix) $109,860 for his ESRP benefit; (x) $244,379 representing the payment of items (ii)-(vi) net of all income and payroll taxes, as discussed on page 36.

(4)	All participants in the plans are entitled to receive their respective vested benefits upon the occurrence of any change of control as listed on page 38.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment including accrued salary and vacation pay, payments under the Savings Plan, the ESOP and Pension Plan

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Owners of More than Five Percent of Common Stock

The following table shows, as of March 5, 2012, the number and percentage of shares of common stock held by each person or entity known to the Corporation to own beneficially more than five percent (5%) of the issued and outstanding common stock of the Corporation:

	September 30,	September 30,
Name and Address of Beneficial Owner	Number of Beneficially Owned Shares	Percent of Outstanding Shares (1)

Princeton Mining Company (2)	1,310,074	9.90%
State Road 46 South
Terre Haute, IN 47803

First Financial Corporation (3)	850,179	6.42%
Employee Stock Ownership Plan
One First Financial Plaza
Terre Haute, IN 47807

Dimensional Fund Advisors LP (4)	689,460	5.21%
Palisades West Building One
6300 Bee Cave Road
Austin, TX 78746

(1)	Percentages are based on 13,237,523 shares of our common stock outstanding on March 5, 2012.

(2)	Based solely on information provided by Princeton Mining Company, Inc. in a Schedule 13G filed with the Securities and Exchange Commission on February 15, 2012.

(3)	Unless the terms of the ESOP or the fiduciary duties of the ESOP trustee require otherwise, the trustee will vote your ESOP shares in accordance with your instructions. If you do not return your voting instruction card in a timely manner or if you return the voting instruction card unsigned or without indicating how you desire to vote the shares allocated to your ESOP account, the Compensation and Employee Benefits Committee will direct the ESOP trustee to vote the shares allocated to your account in the same proportion and in the same manner as the shares with respect to which timely and proper instructions by participants were received. The Compensation and Employee Benefits Committee consists of Anton H. George, Ronald K. Rich, and William J. Voges. The Compensation and Employee Benefits Committee is appointed by the Board of Directors and may be changed by the Board at any time.

(4)	Based solely on information provided by Dimensional Fund Advisors, LP in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2012. The Schedule 13G/A indicates that the reporting person has sole power to vote and/or dispose of all shares beneficially owned and that the reporting person expressly disclaims beneficial ownership of these securities.

Stock Ownership of Directors and Executive Officers

The following table shows as of March 5, 2012 the number of our common shares beneficially owned by each of the Corporation’s directors and named executive officers, as well as the number of shares beneficially owned by all directors and executive officers as a group.

	September 30,		September 30,
Name (Age)	Number of Shares Beneficially Owned (1)		Percent of Shares Outstanding (2)

W. Curtis Brighton (58)	13,500		*

Thomas S. Clary (60)	4,579	(3)(10)	*

B. Guille Cox (66)	81,098	(4)	*

Thomas T. Dinkel (61)	14,594		*

Anton H. George (52)	1,268		*

Gregory L. Gibson (49)	82,878		*

William R. Krieble (64)	1,200		*

Norman D. Lowery (44)	24,082	(5)(10)	*

Norman L. Lowery (65)	36,089	(6)(10)	*

Rodger A. McHargue (50)	4,745	(7)(10)	*

Ronald K. Rich (73)	2,050		*

Virginia L. Smith (63)	12,423		*

Donald E. Smith (85)	204,093	(8)(10)	1.54%

William J. Voges (56)	267,313	(9)	2.02%

All Directors and Executive Officers as a group	749,912		5.67%

*	Represents less than 1% of the Corporation’s outstanding common shares.

(1)	The information contained in this column is based upon shareholder records of the Corporation and information furnished to the Corporation by the individuals identified above. Unless otherwise indicated, each individual has sole voting and investment power of the shares indicated.

(2)	Percentages are based on 13,237,523 shares of our common stock outstanding on March 5, 2012.

(3)	Includes 354 shares held for Mr. Clary’s account in the ESOP.

(4)	Mr. Cox, under certain circumstances, has the power, with the consent of others, to vote an additional 117,968 shares (.89%). These shares are not reflected in the number of shares or percent of class attributed to him in the above table.

(5)	Includes 3,767 shares held for Mr. Norman D. Lowery’s account in the ESOP.

(6)	Includes 5,994 shares held for Mr. Norman L. Lowery’s account in the ESOP.

(7)	Includes 2,243 shares held for Mr. McHargue’s account in the ESOP.

(8)	Includes 180,999 shares held for Mr. Smith’s account in the ESOP.

(9)	Includes 257,818 shares held in trust. Mr. Voges, as Trustee, has the power to vote these shares.

(10)	Includes 39,643 shares of restricted common stock of the Corporation issued to our named executive officers in 2012 as award opportunities under our Omnibus Equity Incentive Plan as follows: Mr. Smith, 17,324 shares; Mr. Norman L. Lowery, 14,413 shares; Mr. McHargue, 2,502 shares; Mr. Clary, 2,470 shares; and Mr. Norman D. Lowery, 2,452 shares. These shares are restricted in accordance with our Omnibus Equity Incentive Plan and a restricted stock award agreement with each named executive officer, and will vest in one-third increments over a three-year period commencing on December 31, 2012, December 31, 2013 and December 31, 2014, respectively.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF CROWE HORWATH LLP AS THE

CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal

At its March 6, 2012 meeting, the Audit Committee of the Board of Directors recommended and approved the appointment of Crowe Horwath LLP (“Crowe Horwath”) as the Corporation’s independent public accounting firm to audit the books, records and accounts of the Corporation for 2012. The Corporation is seeking ratification of such action. Crowe Horwath has been our independent registered public accounting firm since fiscal year 1999. Representatives of Crowe Horwath are expected to be in attendance at the annual meeting and will be provided an opportunity to make a statement should they desire to do so and to respond to appropriate inquiries from the shareholders.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Crowe Horwath LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

Report of the Audit Committee

In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board assisted the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Corporation. All of the members of the Audit Committee are independent, as defined in the Corporation’s listing requirements. During 2011, the Audit Committee met four times, and the Audit Committee chair, as representative of the Audit Committee, discussed the interim financial information contained in each quarterly earnings announcement with management and the independent auditors prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Corporation that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Corporation’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed both with the independent and internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

The Audit Committee reviewed and discussed the audited financial statements of the Corporation as of and for the year ended December 31, 2011, with management and the independent auditors. Management has the responsibility for the preparation of the Corporation’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Corporation’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Anton H. George, Chairman

Thomas T. Dinkel

Ronald K. Rich

Fees Paid to Crowe Horwath LLP

The following table sets forth the aggregate fees billed by Crowe Horwath for audit services rendered in connection with the consolidated financial statements and reports for fiscal year 2011 and fiscal year 2010 and for other services rendered during fiscal year 2011 and fiscal year 2010 on behalf of the Corporation and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services, which have been billed to the Corporation:

	September 30,	September 30,
	2011	2010

Audit Fees	311,500	303,500

Audit Related Fees	3,675	4,700

Tax Fees	44,650	61,600

All Other Fees	5,300	4,750

Total	365,125	374,550

Audit Fees. Consists of fees billed for professional services rendered for (i) the audit of the Corporation’s consolidated financial statements, (ii) the integrated audit over internal controls as required under Section 404 of the Sarbanes-Oxley Act, (iii) the review of the interim condensed consolidated financial statements included in quarterly reports, (iv) the services that are normally provided by Crowe Horwath in connection with statutory and regulatory filings or engagements, and (v) attestation services, except those not required by statute or regulation.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees. Consists of tax compliance/preparation and other tax services. Tax compliance/preparation consists of fees billed for professional services related to federal and state tax compliance, and assistance with tax audits and appeals. Other tax services consist of fees billed for other miscellaneous tax consulting and planning.

All Other Fees. All other fees include Sarbanes-Oxley Section 404 and internal audit software licensing fees in both years.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

All of the fees and services described above under “audit fees,” “audit-related fees,” “tax fees” and “all other fees” were pre-approved by the Audit Committee. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such member must report any decisions to the Audit Committee at the next scheduled meeting.

PROPOSAL 3: NON-BINDING ADVISORY VOTE TO APPROVE THE

COMPENSATION PAID TO NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enables our shareholders to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission (“SEC”).

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement which begins on page 18, we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our executive compensation programs are designed to attract and retain talented executives who are critical to our success, to be competitive with the market, to reward for performance, and to align the interests of shareholders and executives over both the short and long-term time horizons while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

In 2010, the Compensation and Employee Benefits Committee of the Board of Directors (the “Committee”) retained Grant Thornton LLP for assistance in developing the 2011 Short-Term Incentive Compensation Plan (the “2011 STIP”) and the 2011 Omnibus Equity Incentive Plan (the “2011 EIP”) which are each described in detail in the “Compensation Discussion and Analysis” section beginning on page 18 of this Proxy Statement. As described in the “Compensation Discussion and Analysis” section, the 2011 STIP and the 2011 EIP include cash and equity incentives provided various performance measures are met. In 2011, the Committee granted short-term cash incentive awards to our named executive officers under the 2011 STIP based on the achievement of certain corporate performance measures in 2011. In 2011, the Committee also established performance criteria for purposes of determining awards of restricted common stock to be granted to our named executive officers in 2012 based on the achievement of certain corporate performance measures in 2011. Awards of restricted stock provide for a three-year graded vesting schedule. Both the 2011 STIP and 2011 EIP include claw-back provisions in the event of a restatement of our financial statements.

As discussed in the “Compensation Discussion and Analysis” section beginning on page 18, the Committee utilizes various elements of compensation to align the compensation of named executive officers interests with those of our shareholders. Corporation performance, Bank performance, individual performance and goal attainment are but a few of the measurements reviewed by the Committee.

We are asking our shareholders to vote on an advisory basis to approve the compensation of our named executive officer as described in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay”, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

Accordingly, we ask our shareholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the Corporation’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Corporation’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”

The Say-on-Pay vote is advisory, and therefore not binding on the Corporation, the Committee or our Board of Directors. Our Board of Directors and our Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors unanimously recommends a vote “FOR” the approval of the resolution relating to the compensation of our named executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 requires the Corporation’s directors and executive officers, and persons who own more than ten percent of a registered class of the Corporation’s equity securities, to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of Corporation common stock and other equity securities of the Corporation. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file. To the best knowledge of the Corporation, during the most recent fiscal year all officers, directors and greater than ten percent beneficial owners of the Corporation timely filed all statements of beneficial ownership required to be filed with the SEC in 2011, with the exception of the following: Thomas T. Dinkel, who is one of our directors, filed a late Form 4 relating to three transactions for the aggregate purchase of 59 shares of Corporation common stock in 2011; Anton H. George, who is one of our directors, filed a late Form 4 relating to the purchase of 650 shares of Corporation common stock in 2011; Gregory L. Gibson, who is one of our directors, filed a late Form 4 relating to the purchase of 200 shares of Corporation common stock in 2011; William R. Krieble, who is one of our directors, filed a late Form 3 in 2011 and a late Form 4 relating to the purchase of 825 shares of Corporation common stock in 2011; and Norman D. Lowery, who is one of our executive officers, filed a late Form 4 relating to three transactions for the aggregate purchase of 1,450 shares of Corporation common stock in 2011. In making this disclosure, we have relied solely upon written representations of our directors and executive officers and copies of reports that those persons have filed with the Securities and Exchange Commission and provided to us.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

In addition to the advance notice requirements under our by-laws described below, a shareholder who desires to include a proposal in our proxy soliciting materials relating to our 2013 annual meeting of shareholders must send the proposal in writing to Mr. Rodger A. McHargue, our Secretary, such that we receive it at our principal executive office at One First Financial Plaza, Terre Haute, Indiana 47808 no later than November 14, 2012. Any such proposal must be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934.

Shareholders desiring to make a director nomination or a proposal for any business or matter to be presented at any annual meeting of shareholders of the Corporation must comply with the advance notice procedures provided in our by-laws. Those procedures are summarized below. A complete copy of our by-laws was included as an exhibit to the Corporation’s Form 8-K filed on July 27, 2009 and is available on the Internet website of the Securities and Exchange Commission at www.sec.gov.

Nominations for the election as directors and proposals for any business or matter to be presented at any annual meeting of shareholders may be made by any of our shareholders of record entitled to vote in the election of directors or on the business or matter to be presented, as the case may be, or by our Board of Directors. In order for a shareholder to make such a nomination or proposal, the Corporation’s Secretary must receive notice thereof in writing not less than 120 days prior to the date of the annual meeting; provided, however, that in the event that less than 130 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders (which notice or public disclosure shall include the date of the annual meeting specified in our by-laws, if the annual meeting is held on such date), notice by the shareholder to be timely must be received by us no later than the close of the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. No notice of any kind under this procedure is required for any nominations for the election as directors or any proposals for any business or matter made by or at the direction of our Board of Directors.

Each notice given by a shareholder with respect to a nomination for election as a director must set forth for each nominee: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Corporation which are beneficially owned by such person, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). The shareholder making the nomination must provide his or her name, record address and the class and number of our stock beneficially owned by the shareholder and must promptly provide any other information relating to his or her nominee as may be reasonably requested by us.

Each notice given by a shareholder with respect to proposals for any business or other matter to be presented at any meeting of shareholders must set forth as to each matter: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the shareholders proposing such business, (iii) the class and number of shares of our stock beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business. The shareholder making a proposal also must promptly provide any other information relating to his or her proposal as may be reasonably requested by us.

If any nomination or proposal is not made in accordance with the requirements of this notice procedure, the chairman of the annual meeting of shareholders at which such nomination or proposal is sought to be presented may determine that the nomination or proposal was not made in accordance with the notice procedure and, in such event, he may declare to the meeting that the defective nomination or proposal is out of order and will be disregarded and not presented for a vote of the shareholders. This notice procedure does not require the Corporation to hold any meeting of shareholders for the purpose of considering any nomination or proposal made by any shareholder.

ADDITIONAL INFORMATION

UPON WRITTEN REQUEST, THE CORPORATION WILL PROVIDE WITHOUT CHARGE TO EACH REQUESTING SHAREHOLDER, A COPY OF THE CORPORATION’S ANNUAL REPORT ON FORM 10-K, WHICH IS REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2011. ADDRESS ALL REQUESTS TO:

RODGER A. MCHARGUE, SECRETARY AND TREASURER

FIRST FINANCIAL CORPORATION

ONE FIRST FINANCIAL PLAZA

P.O. BOX 540

TERRE HAUTE, INDIANA 47808

OTHER MATTERS

As of the date of this Proxy Statement, the Corporation knows of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to the Corporation will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

By Order of the Board of Directors

Donald E. Smith

Chairman of the Board and President

March 14, 2012

FIRST FINANCIAL CORPORATION

Terre Haute, Indiana

This Proxy is Solicited on Behalf of the Board of Directors

For Use at the 2012 Annual Meeting of Shareholders

The undersigned hereby appoints James E. Brown and Richard J. Shagley, and each of them, as proxies, each having the power to act without the other and to appoint his substitute, to represent and to vote all shares of common stock of First Financial Corporation (the “Corporation”) that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at One First Financial Plaza, Terre Haute, Indiana on Wednesday, April 18, 2012, at 11:00 a.m. (local time), and at any adjournment or postponement thereof, with all of the powers the undersigned would possess if personally present, as follows:

The Board of Directors recommends a vote FOR all of the nominees listed in Proposal 1, and a vote FOR Proposals 2 and 3.

1.	Election of Directors.

☐	For all nominees listed below for a three-year term expiring at the 2015 annual meeting of shareholders and until their successors are duly elected and qualified (except as marked to the contrary below):

Thomas T. Dinkel, Norman L. Lowery, William J. Voges

☐	WITHHOLD AUTHORITY to vote for all nominees listed above.

(Instructions: To withhold authority to vote for any individual, strike a line through the nominee’s name in the list above.)

2.	Ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm for the Corporation for the fiscal year ending December 31, 2012.

☐    For             ☐    Against            ☐    Abstain

3.	Approve, by non-binding vote, compensation paid to the Corporation’s named executive officers.

☐    For             ☐    Against            ☐    Abstain

4.	Other Matters. In their discretion, on such other matters as may properly come before the Annual Meeting of Shareholders and any adjournment or postponement thereof.

This proxy will be voted as directed, but if no direction is given, this proxy will be voted FOR all of the nominees listed in Proposal 1, and FOR Proposals 2 and 3. With respect to any other matters as may properly come before the Annual Meeting of Shareholders, the proxies named herein will have the authority to vote on such matters and intend to vote in accordance with the recommendation of the Corporation’s Board of Directors or, in the absence of such a recommendation, in accordance with their best judgment.

Please sign exactly as your name appears below. If there are two or more owners, each must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: , 2012
(Signature)

(Signature, if held jointly)

Your vote is important. Please mark, sign, date and return this Proxy promptly, using the enclosed envelope.